Exhibit 2.1
Execution Version

STOCK PURCHASE AGREEMENT by and between JAMES RIVER GROUP HOLDINGS, LTD. AND FLEMING INTERMEDIATE HOLDINGS LLC Dated as of November 8, 2023

(continued)

(continued)

(continued)

Page
8.18	Debt Financing Sources	81

Schedules, Annexes and Exhibits
Buyer Disclosure Schedule
Seller Disclosure Schedule
Schedule 1.3(a)	Form of Estimated Closing Statement
Schedule 1.6(a)(iii)	Resigning Directors and Officers
Schedule 4.12	Pre-Closing Dividend (In Specie)
Schedule 4.23	Select Ceding Companies
Schedule 8.1(b)(1)	Accounting Principles
Schedule 8.1(b)(2)	Key Terms to Side Letter
Schedule 8.1(b)(3)	Specified Event

Exhibit A	Form of Transition Services Agreement

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT, dated as of November 8, 2023 (this “Agreement”), is by and between JAMES RIVER GROUP HOLDINGS, LTD., an exempted company with liability limited by shares incorporated under the Laws of Bermuda (the “Seller”), and FLEMING INTERMEDIATE HOLDINGS LLC, a limited liability company registered under the Laws of the Cayman Islands (the “Buyer”).
W I T N E S S E T H:
WHEREAS, the Seller is the record and beneficial owner of all 120,000 common shares, par value $1.00 per share (the “Shares”), of JRG Reinsurance Company, Ltd., an exempted company with liability limited by shares incorporated under the Laws of Bermuda (the “Company”) and registered as a Class 3B insurer under the Insurance Act 1978 and related rules and regulations, each as amended from time to time (the “Insurance Act”);
WHEREAS, the Shares constitute all of the issued and outstanding share capital of the Company;
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Seller desires to sell to the Buyer, and the Buyer desires to acquire from the Seller, all of the Shares;
WHEREAS, concurrently with the execution and delivery of this Agreement and as a material inducement to the Seller entering into this Agreement, the Buyer has delivered to the Seller the executed (i) commitment letter of Sponsor, dated as of the date of this Agreement (the “Equity Commitment Letter”), pursuant to which the Sponsor has agreed to fund, subject to the terms and conditions contained in the Equity Commitment Letter, the Equity Financing, and (ii) Debt Commitment Letter; and
WHEREAS, concurrently with the execution and delivery of this Agreement and as a material inducement to the Seller entering into this Agreement, ACP Investment Fund III-A, L.P., a Cayman Islands exempt limited partnership (the “Guarantor”) is entering into a limited guaranty in favor of the Seller (the “Limited Guaranty”), pursuant to which the Guarantor is guaranteeing the payment obligations of the Buyer to fund the Reverse Termination Fee in accordance with Section 7.3.
NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF THE SHARES
1.1    Purchase and Sale of the Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date, the Buyer shall purchase, acquire and accept from the Seller, and the Seller shall sell, convey, assign, transfer and deliver to the Buyer, all of the Seller’s right, title and interest in and to the Shares, in each case free and clear of any Encumbrances (other than any Permitted Encumbrances or any Encumbrance arising due to any action of the Buyer or its Affiliates), for the Purchase Price.
1.2    Purchase Consideration. The base purchase price payable by the Buyer to the Seller for the Shares shall be an amount equal to $138,000,000 (the “Base Purchase Price”). The Base Purchase Price as adjusted in accordance with Section 1.3 (the “Closing Purchase Price”) shall be payable at Closing as set forth in Section 1.6(b). The Closing Purchase Price shall be subject to adjustment after the Closing as set forth in Section 1.4 (the total consideration paid to the Seller pursuant to this Section 1.2, as adjusted pursuant to Section 1.3 and Section 1.4, the “Purchase Price”).
1.3    Determination of Closing Purchase Price. Not less than four (4) Business Days prior to the anticipated Closing Date, the Seller shall cause to be prepared and delivered to the Buyer a statement (the “Estimated Closing Statement”) consisting of (a) an estimated balance sheet of the Company, prepared in accordance with the Accounting Principles, as of immediately prior to the Closing (for the avoidance of doubt, after giving effect to the Pre-Closing Events), (b) a good faith estimate of the amount of Adjusted Net Worth as of immediately prior to the Closing, but after giving effect to the Pre-Closing Events (the “Estimated Closing Adjusted Net Worth”), derived from such estimated balance sheet and (c) a good faith calculation of the Closing Purchase Price in accordance with this Section 1.3. The Estimated Closing Statement shall be prepared substantially in the form set forth in Schedule 1.3(a). The Closing Purchase Price will equal the Base Purchase Price, adjusted as follows: (A) if the Estimated Closing Adjusted Net Worth is less than the Target Adjusted Net Worth, the Base Purchase Price shall be reduced by the amount equal to the amount by which the Estimated Closing Adjusted Net Worth is less than the Target Adjusted Net Worth and (B) if the Estimated Closing Adjusted Net Worth is greater than the Target Adjusted Net Worth, the Base Purchase Price shall be increased by the amount equal to the amount by which the Estimated Closing Adjusted Net Worth is greater than the Target Adjusted Net Worth. The Estimated Closing Statement will be accompanied by reasonable information and detail to support the calculation of the amounts set forth thereon. During the period following the delivery of the Estimated Closing Statement and before the Closing, and without limiting Section 4.5, the Seller shall provide to the Buyer and its Representatives, reasonable access, upon reasonable notice during normal business hours, to books, records and working papers of the Company and its accountants and auditors to the extent reasonably related or relevant to preparing and analyzing the Estimated Closing Statement. Prior to the Closing, the Seller and the Buyer shall discuss the Estimated Closing Statement and cooperate and seek in good faith to correct any errors or mistakes in the preparation of and any inaccuracies of any items reflected in the Estimated Closing Statement, and the Seller shall consider in good faith any comments reasonably proposed by the Buyer to the Estimated Closing

Statement. Any revised version of the Estimated Closing Statement that results from any of the Buyer’s proposed comments or discussions between the parties as contemplated by the immediately preceding sentence shall thereafter be deemed the Estimated Closing Statement for all purposes hereunder. For the avoidance of doubt, nothing in the preceding two sentences shall affect the rights of any party pursuant to Section 1.4.
1.4    Post-Closing Purchase Price True-Up.
(a)No later than ninety (90) days following the Closing Date, the Buyer shall cause to be prepared and delivered to the Seller a statement (the “Closing Statement”) consisting of (i) an unaudited balance sheet of the Company, prepared in accordance with the Accounting Principles, as of immediately prior to the Closing (for the avoidance of doubt, after giving effect to the Pre-Closing Events) (the “Closing Date Balance Sheet”), (ii) a calculation of the amount of the Adjusted Net Worth as of immediately prior to the Closing, but after giving effect to the Pre-Closing Events, derived from the Closing Date Balance Sheet and (iii) a calculation of the Closing Purchase Price in accordance with the third sentence of Section 1.3. Items (i) through (iii) of the Closing Statement shall be prepared substantially in the form of the Estimated Closing Statement. The Closing Statement will be accompanied by reasonable information and detail to support the calculation of the amounts set forth thereon.
(b)The Seller shall have forty-five (45) days from the date on which the Closing Statement is delivered to the Seller to review the Closing Statement (including the Closing Date Balance Sheet and the calculation of Adjusted Net Worth) (such period of time, the “Review Period”). During the Review Period, the Buyer shall cooperate with the Seller and its Representatives in their review of the Closing Statement, shall provide, or cause the Company to provide, to the Seller and its Representatives, reasonable access, upon reasonable notice during normal business hours, to all books, records and working papers of the Company to the extent reasonably related or relevant to preparing and analyzing the Closing Statement, shall request, or cause the Company to request, that the Company’s independent accountants and auditors provide the Seller and its Representatives reasonable access to all their working papers relevant to the Closing Statement (subject to the Seller and its Representatives entering into any customary undertakings relating to such access to working papers in form and substance reasonably acceptable to auditors and accountants), and shall make available, or cause the Company to make available, upon reasonable notice during normal business hours, the individuals then in its or their employ or the employ of their Affiliates, if any, responsible for and knowledgeable about the information used in, and the preparation of, the Closing Statement, in order to respond to the reasonable inquiries of the Seller. The Closing Statement (including the Closing Date Balance Sheet and the calculation of Adjusted Net Worth) shall become final and binding upon the parties at 5:00 p.m. New York City time on the forty-fifth (45th) day of the Review Period, unless the Seller gives written notice of its disagreement with the Closing Statement (such written notice, a “Notice of Disagreement”) to the Buyer on or prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is received by the Buyer in a timely manner, then the Closing Statement (including the Closing Date Balance Sheet and the calculation of Adjusted Net Worth) (as revised in accordance with this sentence) shall become final and binding upon the Seller and the Buyer on the earlier of (i) the date the Seller and the Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date any disputed matters are finally resolved in writing by the Independent Accounting Firm.
(c)During the fifteen (15)-day period following the delivery of a Notice of Disagreement (such period of time, the “Resolution Period”), the Seller and the Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. During the Resolution Period, each party shall use its reasonable best efforts to provide to the other party all information and reasonable access to employees as such other party shall reasonably request in connection with review of the Closing Statement or the Notice of Disagreement, as the case may be, including all work papers of the accountants who audited, compiled or reviewed such statements or notices (subject to the other party and its Representatives entering into any customary undertakings relating to such access to working papers in form and substance reasonably acceptable to auditors and accountants), and shall cooperate in good faith with such other party to arrive at a final determination of the Closing Statement.
(d)In the event that the Seller and the Buyer are unable to agree on any item or items shown or reflected in the Closing Statement within the Resolution Period, each of the Seller and the Buyer shall prepare separate written reports of such unresolved item or items and deliver such reports to the Independent Accounting Firm within fifteen (15) days after the expiration of the Resolution Period. The parties shall use their respective reasonable best efforts to cause the Independent Accounting Firm to, as soon as practicable and in any event within fifteen (15) days after receiving such written reports, determine the manner in which such item or items shall be treated in the Closing Statement; provided, however, that the dollar amount of each item in dispute shall be determined within the range of dollar amounts proposed by the Seller, on the one hand, and the Buyer, on the other hand. The parties acknowledge and agree that (i) the review by and determinations of the Independent Accounting Firm shall be limited to, and only to, the unresolved item or items contained in the reports prepared and submitted to the Independent Accounting Firm by the Seller and the Buyer, and (ii) the determinations by the Independent Accounting Firm shall be based solely on (A) such reports submitted by the Seller and the Buyer and the basis for the Seller’s and the Buyer’s respective positions, (B) the formula for the Closing Purchase Price described in Section 1.3 hereof and (C) the Accounting Principles. The Seller and the Buyer agree to enter into an engagement letter with the Independent Accounting Firm containing customary terms and conditions for this type of engagement. The parties shall use their reasonable best efforts to cooperate with and provide information and documentation, including work papers, to assist the Independent Accounting Firm. Any such information or documentation provided by any party to the Independent Accounting Firm shall be concurrently delivered to the other party, subject, in the case of the work papers of the accountants and auditors for the providing party, to such other party entering into a customary release agreement with respect thereto. Neither party shall disclose to the Independent Accounting Firm, and the Independent Accounting Firm shall not consider for any purposes, any settlement discussions or settlement offers made by either party with respect to any objection under this Section 1.4. The determinations by the Independent Accounting Firm as to the item or items in dispute shall be in writing and shall be final, binding and conclusive for all purposes of determining the Purchase Price and shall be an expert determination under applicable Law governing expert determination and appraisal proceedings. Either party hereto may petition the New York courts to reduce such decision to judgment. The fees, costs and expenses of retaining the Independent Accounting Firm shall be borne fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer. Following the resolution of all disputed items (or, if there is no dispute, promptly after the parties reach agreement on the Closing Statement), the Buyer shall revise the Closing Statement (including the Closing Date Balance Sheet, the calculation of Adjusted Net Worth and the calculation of the Closing Purchase Price in accordance with the third sentence of Section 1.3) to reflect the resolution of any disputed items (as so revised, the “Final Closing Statement” and the balance sheet included therein, the “Final Closing Date Balance Sheet”) and shall deliver a copy thereof to the Seller. The Adjusted Net Worth as of immediately prior to the Closing, but after giving effect to the Pre-Closing Events, reflected in the applicable Final Closing Date Balance Sheet shall be referred to as the “Final Closing Adjusted Net Worth”.
(e)Effective upon the end of the Review Period (if a timely Notice of Disagreement is not delivered), or upon the resolution of all matters set forth in the Notice of Disagreement (if a timely Notice of Disagreement is delivered) either by mutual agreement of the parties or by the Independent Accounting Firm, the Closing Purchase Price shall be subject to adjustment as follows: (i) if the Final Closing Adjusted Net Worth is less than the Estimated Closing Adjusted Net Worth, the Closing Purchase Price shall be reduced by the amount equal to the amount by which the Final Closing Adjusted Net Worth is less than the Estimated Closing Adjusted Net Worth, which amount shall be paid by the Seller to the Buyer in accordance with the provisions of this Section 1.4(e) and (ii) if the Final Closing Adjusted Net Worth is greater than the Estimated Closing Adjusted Net Worth, the Closing Purchase Price shall be increased by the amount equal to the amount by which the Final Closing Adjusted Net Worth is greater than the Estimated Closing Adjusted Net Worth, which amount shall be paid by the Buyer to the Seller in accordance with the provisions of this Section 1.4(e). With respect to the adjustment to the Closing Purchase Price (A) in clause (i) of this Section 1.4(e), the Seller shall pay (or cause to be paid) to the Buyer by wire transfer of immediately available funds, within five (5) Business Days following the delivery of the Final Closing Statement, together with interest thereon compounded daily at the Interest Rate as in effect on the date of payment, calculated on the basis of the actual number of days elapsed divided by three hundred and sixty-five (365), from the Closing Date to the date of payment, to an account or accounts designated by the Buyer in writing and (B) in clause (ii) of this Section 1.4(e), the Buyer shall pay to the Seller by wire transfer of immediately available funds, within five (5) Business Days following the delivery of the Final Closing Statement, together with interest thereon compounded daily at the Interest Rate as in effect on the date of payment, calculated on the basis of the actual number of days elapsed divided by three hundred and sixty-five (365), from the Closing Date to the date of payment, to an account or accounts designated by the Seller in writing. To the extent permitted under applicable Tax law, the parties agree to treat any payment made under this Section 1.4(e) as an adjustment to the Purchase Price for all federal, state, local and foreign Tax purposes, and the parties agree to, and shall cause their respective Affiliates to, file their Tax Returns accordingly.

(f)Following the Closing, neither party shall take any action, and the Buyer shall cause the Company not to take any action, with respect to the accounting books and records on which the Closing Statement is to be based that would obstruct or prevent the preparation of the Closing Statement and the determination of Final Closing Adjusted Net Worth as provided in this Section 1.4.
1.5    Closing Date. Subject to the satisfaction of the conditions set forth in Section 6.1 and Section 6.2 (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Shares provided for in Section 1.1 (the “Closing”) shall take place at 10:00 a.m. (New York City time) at the offices of Debevoise & Plimpton LLP, 66 Hudson Boulevard, New York, New York 10001 (or at such other place as the Seller and the Buyer may designate in writing), on (a) if the conditions set forth in Article VI become satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) five (5) Business Days or more prior to the end of a calendar month, the date that is the first Business Day of the calendar month following the calendar month in which all the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), (b) if the conditions set forth in Article VI become satisfied or waived fewer than five (5) Business Days prior to the end of a calendar month, the date that is the first Business Day of the second calendar month following the calendar month in which all the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or (c) at such other time or on such other date as the Seller and the Buyer may designate in writing. The date on which the Closing is held is referred to in this Agreement as the “Closing Date”.
1.6    Transactions on the Closing Date.
(a)The Seller’s Deliveries. On the Closing Date:
(i)the Seller shall deliver to the Buyer a copy of the register of members of the Company, certified by the Secretary of the Company, reflecting the transfer of the Shares to the Buyer;
(ii)the Seller shall deliver to the Buyer a certified copy of the resolutions of the Board of Directors of the Company approving the transfer of the Shares to the Buyer and the registration of the Buyer’s interest on the register of members of the Company;
(iii)the Seller shall deliver to the Buyer evidence of the resignation or removal, effective as of the Closing, of each of the directors and officers of the Company set forth on Schedule 1.6(a)(iii) and any other directors and officers of the Company specified by the Buyer in writing reasonably in advance of the Closing and in any event at least five (5) Business Days prior to the Closing;

(iv)the Seller and its Affiliates shall deliver duly executed signature pages to the Ancillary Agreements (to the extent not required hereunder to be delivered prior to the Closing) to which Seller or any of its Affiliates is a party;
(v)the Seller shall deliver to the Buyer the certificate contemplated by Section 6.1(c)(iii);
(vi)the Seller shall deliver to the Buyer a duly executed IRS Form W-8BEN-E;
(vii)the Seller shall deliver, or cause to be delivered, to the Buyer (A) evidence of the release and termination of all Encumbrances on the Shares and all of the assets and rights of the Company existing pursuant to (i) the credit agreements or credit facilities set forth on Section 1.6(a)(vii) of the Seller Disclosure Schedule or (ii) Indebtedness for borrowed money incurred after the date hereof, other than any such Indebtedness incurred pursuant to and in accordance with Section 4.18 and (B) evidence of the release of the Company’s obligations and liabilities under such credit agreements or credit facilities, in each case, in a form reasonably satisfactory to the Buyer (which, for the avoidance of doubt, may be in the form of an amendment to such credit agreements or credit facilities removing the Company as a party thereto), a draft of which shall be delivered to the Buyer at least three (3) Business Days prior to the Closing Date; and
(viii)the Seller shall deliver to the Buyer such other agreements, documents, instruments or certificates as may be reasonably required to effectuate the transactions contemplated by this Agreement.
(b)The Buyer’s Deliveries. On the Closing Date:
(i)the Buyer shall deliver to the Seller the Closing Purchase Price by wire transfer of immediately available funds to an account or accounts designated by the Seller in writing at least two (2) Business Days prior to the Closing Date;
(ii)the Buyer and its Affiliates shall deliver duly executed signature pages to the Ancillary Agreements (to the extent not required hereunder to be delivered prior to the Closing) to which the Buyer or any of its Affiliates is a party;
(iii)the Buyer shall deliver to the Seller the certificate contemplated by Section 6.2(c)(iii); and
(iv)the Buyer shall deliver to the Seller such other agreements, documents, instruments or certificates as may be reasonably required to effectuate the transactions contemplated by this Agreement.

1.7    Additional Consideration. On the date nine months following the Closing Date (the “Funds Termination Date”), the Buyer shall provide the Seller with written notice confirming that either (a) a Specified Event is continuing as of such date, which notice shall be accompanied by reasonable supporting documentation and evidence confirming the same, or (b) a Specified Event is not continuing as of such date. In the event a Specified Event is not continuing as of the Funds Termination Date, the Buyer shall, within two (2) Business Days of the Funds Termination Date, deliver to the Seller, by wire transfer to one or more accounts designated by the Seller, an aggregate amount equal to $2,500,000 (the “Additional Consideration”). To the extent permitted under applicable Tax law, the parties agree to treat any payment made under this Section 1.7 as an adjustment to the Purchase Price for all federal, state, local and foreign Tax purposes, and the parties agree to, and shall cause their respective Affiliates to, file their Tax Returns accordingly.
1.8    Withholding. Notwithstanding anything to the contrary contained herein, the Buyer shall be entitled to deduct and withhold from any payment otherwise due under this Agreement such amounts as are required under Law to be deducted and withheld with respect to the making of such payment. Any amount so withheld and paid to a taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction or withholding was imposed. The Buyer shall use reasonable best efforts to provide the Seller with written notice of any withholding from any payment to the Seller as soon as practicable after becoming aware of any such requirement to withhold and reasonably cooperate with the Seller to mitigate any such withholding.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER
Except as set forth in the Seller Disclosure Schedule, the Seller represents and warrants to the Buyer as of the date hereof (or, in the case of representations and warranties that speak as of a specified date, as of such date) as follows:
2.1    Status. The Seller (a) is duly incorporated, validly existing and in good standing under the Laws of Bermuda, (b) has all requisite power and authority to own, lease or otherwise hold, and to operate its assets and properties and to carry on its business as now conducted, and (c) is duly qualified to do business in each jurisdiction in which such qualification is required by applicable Laws, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company (a) is an exempted company with liability limited by shares, duly incorporated, validly existing and in good standing under the Laws of Bermuda, registered as a Class 3B insurer under the Insurance Act, (b) has all requisite power and authority to own, lease or otherwise hold and to operate its assets and properties and to carry on its business as now conducted and (c) is duly qualified to do business in each jurisdiction in which such qualification is required by applicable Laws, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Seller has made available to the Buyer true and complete copies of the Organizational Documents of the Company, as amended, modified or waived through and in effect on the date hereof. The Organizational Documents of the Company are in full force and effect as of the date hereof.
2.2    Authorization. Each of the Seller and its applicable Affiliates has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Seller or its applicable Affiliates of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Seller or its applicable Affiliates of the transactions contemplated hereby and thereby have been, or will be at the time of execution, duly authorized by all necessary action on the part of the Seller or its applicable Affiliates and no other proceedings or actions on the part of the Seller or its applicable Affiliates are necessary to authorize the execution, delivery and performance by each of the Seller or its applicable Affiliates of this Agreement and the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been and, at Closing, the Ancillary Agreements will be, duly executed and delivered by the Seller or its applicable Affiliates and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Agreements by the Buyer or the applicable Affiliate of Buyer that is a party thereto, this Agreement constitutes, and at Closing each Ancillary Agreement will constitute, a valid and binding obligation of the Seller or its applicable Affiliates, enforceable against the Seller or its applicable Affiliates in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought (together, the “Enforceability Exceptions”).
2.3    No Conflicts. Except as set forth in Section 2.3 of the Seller Disclosure Schedule, the execution, delivery and performance by the Seller or its applicable Affiliates of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company, the Seller or its applicable Affiliates of the transactions contemplated hereby and thereby do not, (a) assuming all Governmental Filings and Governmental Approvals described in Section 2.4 have been obtained or made, as applicable, conflict with or violate any applicable Law or Order to which the Seller or the Company is subject or by which any of their respective properties or assets is bound or subject, (b) conflict with or violate the Organizational Documents of the Seller or the Company, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default or give rise to any right of termination, cancellation, acceleration, or loss of benefits or rights under, or require the consent of any third party to, any Material Contract or Reinsurance Agreement to which the Company is a party or by which any of its properties or assets is bound, or (d) result in the imposition or creation of any Encumbrances (other than any Permitted Encumbrances) upon or with respect to any of the assets or properties of the Company, except with respect to the foregoing clauses (b), (c) and (d), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
2.4    Governmental Filings.
(a)The execution, delivery and performance by the Seller or its applicable Affiliates of this Agreement and the Ancillary Agreements by the Seller or its applicable Affiliates and the consummation by the Company, the Seller or its applicable Affiliates of the transactions contemplated hereby and thereby require no filing or registration with, or notification to, any Governmental Entity (collectively, “Governmental Filings”), or Governmental Approval, other than (a) Governmental Filings or Governmental Approvals set forth in Section 2.4 of the Seller Disclosure Schedule, (b) as may result from any facts or circumstances solely relating to the Buyer or its Affiliates, and (c) any Governmental Filings or Governmental Approvals, the absence of which would not reasonably be expected, individually or in the aggregate, to (x) materially impede or materially delay the ability of the Company, the Seller or any of their respective Affiliates to perform their respective obligations under this Agreement and the Ancillary Agreements, taken as a whole, including consummation of the transactions contemplated hereby or thereby or (y) be material and adverse to the Company or the Business.
(b)To the Knowledge of the Seller, as of the date hereof, there is no event or condition that would reasonably be expected to result in any authorization, consent or approval in connection with any Governmental Filing described in Section 2.4(a) to be filed or submitted by the Company, the Seller or any of its Affiliates being withheld or materially delayed.
2.5    Capital Structure; Subsidiaries.
(a)The Shares represent 100% of the issued and outstanding equity interests of the Company. The Shares have been duly authorized and validly issued, are fully paid and non-assessable and have not been issued in violation of any preemptive rights, rights of first refusal or similar rights. The Seller owns 100% of the Shares, beneficially and of record, free and clear of any Encumbrance (other than any Permitted Encumbrance or any Encumbrance arising due to any action of the Buyer or any of its Affiliates). Except as set forth in Section 2.5(a) of the Seller Disclosure Schedule, there are no outstanding (i) shares of, or other voting or equity interests in, the Company, (ii) securities of the Company convertible into or exercisable or exchangeable for shares of, or other voting or equity interests in, the Company, (iii) options, subscriptions, warrants, puts, calls, commitments, conversion rights, rights of exchange, plans or other rights or agreements, commitments or understandings of any kind to acquire from the Company, or other obligation of the Seller or the Company to issue, transfer or sell, any shares of, or other voting or equity interests in, the Company or securities convertible into or exercisable or exchangeable for shares of, or other voting or equity interests in, the Company, (iv) voting trusts, proxies or other similar agreements or understandings to which the Seller or the Company is a party or by which the Seller or the Company is bound with respect to the voting of any shares of, or other voting or equity interests in, the Company or (v) contractual obligations or commitments of any character (contingent or otherwise) restricting the transfer of, or requiring the registration for sale of, any shares of or other voting or equity interests in, the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. At the Closing, the Shares shall constitute all of the issued and outstanding ownership interests of the Company.
(b)The Company has no Subsidiaries and does not own shares of capital stock or other equity securities in any other Person other than the investment assets held in the ordinary course of business in a manner consistent with the investment policies of the Company.
2.6    Financial Statements. The Seller has made available to the Buyer a true and complete copy of the following financial statements, in each case, together with the exhibits, schedules and notes thereto (collectively, the “Financial Statements”): (a) the audited financial statements of the Company (consisting of a balance sheet, statement of income and comprehensive income, shareholders’ equity and statement of cash flows) as, at and for the years ended December 31, 2022 and December 31, 2021 (the “GAAP Financial Statements”), (b) the unaudited annual statutory financial statements of the Company (consisting of a balance sheet, statement of income and statement of capital and surplus) as, at and for the years ended December 31, 2022 and December 31, 2021, as filed with the BMA (the “Annual Statutory Financial Statements”) and (c) the unaudited quarterly statutory financial statements of the Company (consisting of a balance sheet, statement of income and statement of capital and surplus) as, at and for the quarters ended March 31, 2023 and June 30, 2023, each as filed with the BMA (the “Quarterly Statutory Financial Statements” and, together with the Annual Statutory Financial Statements, the “Statutory Financial Statements”). The GAAP Financial Statements have been derived from the books and records of the Company and prepared in conformity with GAAP, consistently applied (except as disclosed in the notes thereto) and the Statutory Financial Statements have been prepared in accordance with Bermuda Accounting Practices, consistently applied (except as disclosed in the notes thereto). The Financial Statements fairly present, in all material respects, in accordance with GAAP or Bermuda Accounting Practices, as applicable, the financial position of the Company as of the date thereof for the respective periods indicated therein, subject, in the case of Statutory Financial Statements, to normal year-end audit adjustments and the absence of full footnote disclosure and normal year-end adjustments. The books and records of the Company (i) have been maintained in accordance with commercially reasonable business practices and (ii) accurately present and reflect, in all material respects, the business of the Company and all the transactions and actions related thereto.

2.7    Tax Matters. Except as set forth in Section 2.7 of the Seller Disclosure Schedule:
(a)All income and other material Tax Returns required to be filed by the Company have been duly and timely filed and are true, complete and correct in all material respects. All Taxes (whether or not reflected or required to be reflected on Tax Returns) required to be paid by or with respect to the Company, or that could give rise to an Encumbrance on the assets of the Company (other than Permitted Encumbrances), have been duly and timely paid. The Company has complied in all material respects with its obligations to withhold and remit Taxes. All United States federal excise Taxes required to be paid pursuant to Sections 4371-4374 of the Code and the regulations thereunder (“FET”) with respect to premiums paid in connection with reinsurance ceded to or by the Company have been duly and timely paid. The Seller has made available to the Buyer a true and complete copy of all income and other material Tax Returns filed by or on behalf of the Company with any Governmental Entity for the three Tax years ending prior to the Closing Date.
(b)No Taxes with respect to the Company are under audit or examination by any Governmental Entity. No written agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes that relate to the Company, and no written power of attorney with respect to any such Taxes, has been filed or entered into with any Governmental Entity. The time for filing any Tax Return with respect to the Company has not been extended to a date later than the date of this Agreement. No Governmental Entity has asserted or threatened to assert in writing any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes of the Company, with respect to any taxable period for which the period of assessment or collection remains open. No Governmental Entity in a jurisdiction where the Company has not filed a particular type of Tax Return or paid a particular type of Tax has asserted that the Company is required to file such Tax Return or pay such Tax in such jurisdiction.
(c)The Company has not received or applied for a Tax ruling or entered into any agreement with any Governmental Entity with respect to the reporting, withholding or payment of Taxes that would be binding upon the Company after the Closing Date.
(d)Any powers of attorney granted by the Company prior to the Closing Date relating to Taxes shall terminate and be of no effect following the Closing Date.
(e)During the last two (2) years, the Company has not been a party to any transaction that was treated by the parties thereto as a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or any similar provision of state, local, foreign or other applicable Law).
(f)The Company has not participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) (or any similar provision of state, local, foreign or other applicable Law).

(g)The Company (i) is not, and has not been, a member of any group that files Tax Returns on a consolidated, combined, unitary or similar basis and (ii) does not have liability for Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), under any agreement or arrangement, as a transferee or successor, or by Contract (other than any Contract the primary purpose of which does not relate to Taxes).
(h)The Company is not a party to any Tax sharing or Tax indemnity agreement (other than any commercial agreement the primary purpose of which does not relate to Taxes).
(i)The Company shall not be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other Tax benefit, in each case in any taxable period (or portion thereof) that begins after the Closing Date as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale or the receipt of any prepaid amount (other than the receipt of unearned premiums in the ordinary course of business), in each case, made, entered into or received prior to the Closing.
(j)The Company does not have, and has not in the past had, a permanent establishment in any jurisdiction other than Bermuda.
(k)The Company is not, and has never been, engaged in a trade or business within the United States or received written notification from the U.S. Internal Revenue Service asserting that it is liable for any Taxes as a result of any adjustment under Section 842 of the Code.
(l)The Company has not made an election under Section 953(d) of the Code.
(m)The Company is not a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.
(n)The Company is, and has been for its entire existence, an “insurance company” within the meaning of Section 831(c) of the Code.
(o)The Company is not classified as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code.
(p)As of the Closing Date, the current but unpaid Tax liabilities of the Company attributable to Pre-Closing Tax Periods (determined under the principles of Section 5.3) (i) will have been duly and timely paid, (ii) will have been accrued as a liability in the Financial Statements or (iii) arose in the ordinary course of business after the date of the latest Financial Statement, and, for the avoidance of doubt, the amounts in clauses (ii) and (iii) (if any) shall be accrued as a liability in calculating the Estimated Closing Adjusted Net Worth.

2.8    No Undisclosed Material Liabilities. The Company has no liabilities or obligations that would be required to be disclosed, reflected or reserved on a balance sheet of the Company or disclosed in the notes thereto prepared in accordance with GAAP or Bermuda Accounting Practices, as applicable, as of the date hereof, except (a) as set forth in Section 2.8 of the Seller Disclosure Schedule, (b) liabilities and obligations disclosed, reflected or reserved against in the Financial Statements, or disclosed in the notes thereto, and (c) liabilities and obligations that were incurred in the ordinary course of business since the date of such Financial Statements.
2.9    Material Contracts.
(a)Section 2.9(a) of the Seller Disclosure Schedule contains a true and complete list of the following Contracts in effect as of the date hereof to which the Company is a party (other than any Reinsurance Agreements) (collectively, the “Material Contracts”):
(i)any Contract evidencing Indebtedness of the Company, or under which the Company has issued any note, bond, indenture, mortgage, security interest or other evidence of Indebtedness, or has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person (other than the Company), in each case in principal amount in excess of $100,000;
(ii)any Contract that relates to any material interest rate, derivatives or hedging transactions (other than exchange-traded interest rate, derivative or hedging transactions in the ordinary course);
(iii)any Contract pursuant to which the Company (A) has acquired the right to use any material Company Intellectual Property, other than Off-the-Shelf Software or (B) has granted to any third party any license to use, covenant not to sue or similar right to any Company Intellectual Property, other than non-exclusive licenses that are incidental to the transaction contemplated in the Contract;
(iv)any agreement for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of the Company, requiring payments by the Company in excess of $25,000 for the fiscal year ended December 31, 2022 or any fiscal year thereafter;
(v)any Contract containing a covenant that impairs the ability of the Company or any of its employees to freely conduct the Business in any geographic area or any material line of business (including covenants not to compete, covenants which limit the ability of any Person to provide material products or services to the Company “most favored nation” provisions, exclusivity covenants or other such terms), in each case, except for Contracts that limit the ability of the Company to solicit the employment of, or hire individuals employed by, other Persons;
(vi)the Lease and any other lease, sublease or other similar agreement under which the Company is the lessee or sublessee of any real property;

(vii)any agency, broker, selling, marketing or similar Contract with any Producer under which such Producer received aggregate payments from the Company in excess of $50,000 for the fiscal year ended December 31, 2022;
(viii)any Intercompany Agreement (other than any Intercompany Reinsurance Agreement);
(ix)any Contract (other than a Reinsurance Agreement) pursuant to which the Company has future liabilities or payments in excess of $25,000 per annum that cannot be cancelled on ninety (90) days’ prior notice for a cost of less than $25,000 and any Contract (other than a Reinsurance Agreement) pursuant to which the Company is entitled to receive more than $25,000 per annum;
(x)any material administrative services agreement, investment management agreement or similar agreement under which the Company provides or receives services;
(xi)any partnership, joint venture or limited liability company Contract or similar Contract relating to the operation, formation, control or management of any partnership or joint venture in respect of the Business;
(xii)any (A) offer letter, employment agreement, consulting agreements, or similar agreement with any individual for employment or consulting services to, for, or on behalf of, the Company that provides for annual base compensation in excess of $90,000; and (B) non-competition, non-solicitation, or other restrictive covenant agreement between the Seller or its Affiliates and employees, consultants, or independent contractors of the Company earning annual base compensation in excess of $90,000;
(xiii)any Contract or Order with a Governmental Entity that is binding on the Company or its properties or assets, other than any such Order that is applicable to all similarly licensed insurers under the Insurance Act;
(xiv)any Contract granting an Encumbrance upon any property or any other asset of the Company;
(xv)any Contract that relates to the acquisition or disposition of any company or business or a material portion of the assets of any company or business (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company has material obligations remaining to be performed or liabilities continuing after the date of this Agreement; and
(xvi)any legally enforceable commitment or obligation to enter into any agreement of the type described in subsections (i) through (xv) of this Section 2.9(a).

(b)Except as set forth in Section 2.9(b) of the Seller Disclosure Schedule, (i) each Material Contract constitutes a valid and binding agreement of the Company and, to the Knowledge of the Seller, each other party thereto (subject in each case to the Enforceability Exceptions), and is in full force and effect, and is enforceable in accordance with its terms against the Company and, to the Knowledge of the Seller, each other party thereto, (ii) neither the Company nor, to the Knowledge of the Seller, any other party thereto is (with or without notice or lapse of time or both) in default or breach in any material respect under the terms of, or since January 1, 2021 has provided or received any notice of any intention to terminate, any such Material Contract, and, to the Knowledge of the Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any benefit thereunder and (iii) the Seller has made available to the Buyer true and correct copies of each Material Contract at least one (1) Business Day prior to the date of this Agreement, each as amended as of the date hereof.
2.10    Properties.
(a)Title to Assets. The Company has good and valid title to, a valid leasehold interest in or a valid license to use the material tangible personal properties and assets used or held for use by it or shown on the balance sheet of the Company as of June 30, 2023 or acquired thereafter, free and clear of all Encumbrances other than Permitted Encumbrances, except for the properties and assets disposed of in the ordinary course of business since June 30, 2023.
(b)Real Property. The Company does not own or lease any real property other than its interests in that certain Lease, dated April 12, 2021, by and between the Company and Trafalgar Limited relating to that certain property located on the second floor of Wellesley House, 90 Pitts Bay Road, Pembroke Parish HM 08, and renewed pursuant to that certain Renewal of Lease, dated December 13, 2022, by and between the Company and Trafalgar Limited (the “Lease”).
(c)Intellectual Property.
(i)Section 2.10(c)(i) of the Seller Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all Intellectual Property owned or purported to be owned by the Company that is (A) registered or filed with any Governmental Entity or Internet domain registrar or the subject of a pending application for registration with any Governmental Entity (“Registered Intellectual Property”), and (B) a material unregistered Trademark used exclusively by the Company or in the Business. To the Knowledge of the Seller, all registrations for Registered Intellectual Property are valid, enforceable, and unexpired and all applications to register Registered Intellectual Property so identified are pending and in good standing.

(ii)The Company solely and exclusively owns the entire right, title and interest in and to the Registered Intellectual Property and all other Intellectual Property owned or purported to be owned the Company. The Company owns or has a valid contractual right to use all Intellectual Property that is material to the operation of the Business as conducted as of the date hereof (the “Company Intellectual Property”). All Company Intellectual Property owned by the Company is owned free and clear of any Encumbrance other than Permitted Encumbrances.
(iii)Since January 1, 2021, (A) to the Knowledge of the Seller, the Company and the operation of the Business has not diluted, violated, infringed or misappropriated any Intellectual Property rights of any other Person and (B) the Company has not received any notice or claim that it or the operation of the Business is diluting, violating, infringing on or has misappropriated the Intellectual Property rights of any Person.
(iv)No Actions are, or have been since January 1, 2021, pending or, to the Knowledge of the Seller, threatened in writing against the Company or Seller which (A) challenge the validity, scope, enforceability or ownership of any Intellectual Property owned by the Company or (B) allege that the operation of the Business dilutes, violates, infringes on or misappropriates any Intellectual Property of any Person. To the Knowledge of the Seller, there is no dilution, violation, infringement or misappropriation by any Person of the Company Intellectual Property.
(v)The Company does not own any material proprietary Software and no material proprietary Software has been or is being developed or created by or on behalf of the Company.
(vi)The Company has taken since January 1, 2021, and takes commercially reasonable steps to protect and preserve the confidentiality of all Trade Secrets with appropriate confidentiality and non-disclosure agreements or such other measures as are reasonable to protect such Trade Secrets. To the Knowledge of the Seller, there has been no unauthorized disclosure or use of any Trade Secret of the Company or any other material confidential information of, used or held by the Company.
(vii)Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company IT Systems are in good working condition to effectively perform all information technology operations used by and necessary for the Business as currently conducted; and (ii) the Company IT Systems have been properly maintained in accordance with industry standards, to ensure proper operation, monitoring, and use. Since January 1, 2021, no material unplanned outage of all or any portion of the Company IT Systems has occurred. The Company has all required rights to license, use, sublicense, distribute and transfer all material Company Data to conduct the Business.

2.11    Insurance. Section 2.11(a) of the Seller Disclosure Schedule sets forth a true and complete list of all property and liability insurance policies (other than reinsurance or retrocession contracts) covering the Business or the Company (including self-insurance) as of the date of this Agreement (the “Insurance Policies”). The Insurance Policies are in full force in effect, and all premiums due thereon have been paid, and no written notice of cancellation, termination or revocation or other written notice that any such Insurance Policy is no longer in full force and effect has been received by the Seller or its Affiliates (including the Company).
2.12    Actions. Except as set forth in Section 2.12 of the Seller Disclosure Schedule, as of the date hereof, except for any Actions involving claims under or in connection with policies or contracts of insurance or reinsurance within applicable policy limits, there is no Action pending or, to the Knowledge of the Seller, threatened in writing against the Company or any officer, director, stockholder or employee of the Company in their capacities as such that seek damages in excess of, or that would reasonably be expected to result in damages in excess of, $500,000. As of the date hereof, the Company is not subject to any Order of any Governmental Entity that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
2.13    Compliance with Laws.
(a)Except as set forth in Section 2.13(a) of the Seller Disclosure Schedule, since January 1, 2021, (i) the Company has been in compliance in all material respects and has not been and currently is not in violation of any Laws or Orders or material agreement with a Governmental Entity, in each case, applicable to it or its assets, properties or businesses, and (ii) the Company and the Seller have not received any written notice, written communication or to the Knowledge of the Seller, oral notification from any Governmental Entity asserting any past or present failure of the Company to comply with any Law or Order that has not been addressed to the satisfaction of the applicable Governmental Entity.
(b)To the Knowledge of the Seller, since January 1, 2021, no director, officer, employee or Representative of the Company or the Seller or any of their respective Affiliates acting for or on behalf of the Company has, directly or indirectly, (i) violated any applicable Anti-Bribery Laws or Anti-Money Laundering Laws, (ii) violated any applicable export control, money laundering or anti-terrorism Law or (iii) established or maintained any unrecorded fund or asset or made false entries in the books and records for the purpose of facilitating any of the matters set forth in clauses (i) and (ii) above.
2.14    Permits. The Company holds all Permits required under applicable Law or otherwise necessary in order to conduct and operate the Business as conducted on the date hereof. Except as set forth in Section 2.14 of the Seller Disclosure Schedule, such Permits are valid and in full force and effect. As of the date hereof, there is no Action pending or threatened in writing (a) regarding any actual or alleged violation of, default or failure on the part of the Company to comply in any material respect with, any term or requirement of any such Permit or (b) that would reasonably be expected to result in the revocation, impairment, suspension, non-renewal or termination of any such Permit. Since January 1, 2021, all applications required to have been filed for the renewal of each Permit have been duly filed on a timely basis with, and the applicable fees paid to, the appropriate Governmental Entity, or the Permit nevertheless has been renewed, re-issued or otherwise resolved without adverse consequence in any material respect to the Company, and all other material filings (and payment of fees in connection therewith) required to have been made with respect to each Permit have been duly made on a timely basis with the appropriate Governmental Entity, or if not filed on a timely basis, the lapse did not cause an adverse consequence in any material respect to the Company.
2.15    Absence of Changes. Except as set forth in Section 2.15 of the Seller Disclosure Schedule or as expressly contemplated or required by this Agreement or the Ancillary Agreements, from June 30, 2023 to the date hereof, (a) the Company has conducted its business in the ordinary course, (b) there has not been any event, occurrence or condition of any character that has had, or that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (c) neither the Seller nor the Company has taken any action or failed to take any action that, if taken or failed to be taken after the date hereof, would constitute a beach of Section 4.1.
2.16    Insurance Matters.
(a)Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company has filed all reports, statements, registrations, filings or submissions required to be filed with any Governmental Entity since January 1, 2021, and all such reports, statements, documents, registrations, filings or submissions were true, complete and accurate in all material respects when filed.
(b)The Seller has made available to the Buyer true and complete copies of all material reports on financial examination, market conduct reports and other reports delivered by any Governmental Entity to the Company since December 31, 2021.
2.17    Reinsurance Agreements.
(a)Section 2.17(a) of the Seller Disclosure Schedule sets forth a true and complete list of all reinsurance or retrocession Contracts treaties or arrangements to which the Company is a party, under which the Company has assumed any insurance risk from other insurers or reinsurers and (i) under which the Company has any remaining liabilities or obligations or (ii) which is in effect without expiration, termination or commutation on the date hereof (each, an “Assumed Reinsurance Agreement”).
(b)Section 2.17(b) of the Seller Disclosure Schedule sets forth a true and complete list of all reinsurance or retrocession contracts, agreements, treaties or arrangements to which the Company is a party, under which the Company has ceded any insurance risk to other insurers or reinsurers and which is in effect without expiration, termination or commutation on the date hereof (together with the Assumed Reinsurance Agreements, the “Reinsurance Agreements”).

(c)The Seller has made available to the Buyer a true and correct copy of each Reinsurance Agreement. With respect to Reinsurance Agreements under which the Company has either gross ceded reserves or gross assumed reserves, as applicable, in excess of $2,000,000 (each, a “Material Reinsurance Agreement” and collectively, the “Material Reinsurance Agreements”), (i) each such Material Reinsurance Agreement constitutes a legal, valid and binding agreement of the Company and, to the Knowledge of the Seller, each other party thereto (subject in each case to the Enforceability Exceptions), and is in full force and effect, and is enforceable in accordance with its terms against the Company and, to the Knowledge of the Seller, each other party thereto, (ii) except as set forth in Section 2.17(c) of the Seller Disclosure Schedule, neither the Company nor, to the Knowledge of the Seller, any other party thereto is (with or without notice or lapse of time or both) in default or breach in any material respect under the terms of, or since January 1, 2021 has provided or received any notice of any intention to terminate, any such Material Reinsurance Agreement, and, to the Knowledge of the Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any benefit thereunder and (iii) to the Knowledge of the Seller, the Company’s counterparty under each Material Reinsurance Agreement has not informed the Company that the U.S. Internal Revenue Service has asserted, or threatened to assert, a deficiency, claim or issue with respect to the determination of FET, if any, with respect to the premium paid or accrued under such Material Reinsurance Agreement.
2.18    Affiliate Transactions. Section 2.18 of the Seller Disclosure Schedule sets forth a true and correct list, as of the date hereof, of (i) all reinsurance or retrocession contracts, agreements, treaties or arrangements between the Company, on the one hand, and the Seller or any Affiliate of the Seller, on the other hand (collectively, the “Intercompany Reinsurance Agreements”) and (ii) all other material contracts, agreements, leases, licenses and other instruments between the Company, on the one hand, and the Seller or any Affiliate of the Seller, on the other hand (together with the Intercompany Reinsurance Agreements, the “Intercompany Agreements”).
2.19    Employee Benefit Plans.
(a)Section 2.19(a)(i) of the Seller Disclosure Schedule sets forth a list of each Company Plan and Section 2.19(a)(ii) of the Seller Disclosure Schedule sets forth a list of each Seller Plan. With respect to each Company Plan, the Seller has made available to the Buyer complete and correct copies of each writing constituting such Company Plan and all amendments thereto (or, in the case of any unwritten Company Plan, a written description of the material terms and conditions thereof) and any material correspondence between the Company and any Governmental Entity relating to any Company Plan. With respect to each Seller Plan, the Seller has made available to the Buyer complete and correct copies of each writing constituting such Seller Plan and all amendments thereto (or, in the case of any unwritten Seller Plan, a written description of the material terms and conditions thereof).

(b)Each Company Plan has been established, administered and duly funded in all material respects in accordance with its terms and applicable Law. The Company has no liability or obligation, nor do any circumstances exist that could result in any liability to the Company following the Closing, with respect to any benefit plan that is not a Company Plan.
(c)(A) Each Company Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Entities, (B) each Company Plan, if intended to qualify for special tax treatment, meets all requirements for such treatment and (C) each Company Plan that is required to be funded is funded to the extent required by applicable local Laws, and with respect to all other Company Plans, adequate reserves therefor have been established on the accounting statements of the Company, in each case, except as would not result in any material liability to the Company or any of its Affiliates.
(d)No Benefit Plan is subject to Section 412 of the Code or Title IV of the Employee Retirement Income Security Act of 1974, as amended and no Company Plan is subject to the Code or ERISA.
(e)Except as would not result in any material liability to the Company or any of its Affiliates, other than routine claims for benefits, there are no pending or, to the Knowledge of the Seller, threatened claims by or on behalf of any participant in any of the Company Plans or otherwise involving any Company Plan or the assets of any Company Plan; and (B) none of the Company Plans are presently under audit or formal examination by any Governmental Entity.
(f)Except as set forth on Section 2.19(f) of the Seller Disclosure Schedule, no Company Plan provides, and the Company does not have any obligation to provide, medical, dental or life insurance coverage or any other welfare benefits to any current or former employees or other individual service provider (or any dependent thereof) after termination of employment, other than as required under Section 4980B of the Code or as required under applicable Law.
(g)Except as set forth on Section 2.19(g) of the Seller Disclosure Schedule, the execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Seller of the transactions contemplated by this Agreement and such Ancillary Agreements will not (alone or in combination with any other event) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation of benefits payable to or in respect of any current or former employee, officer, director or independent contractor of the Company or any increased or accelerated funding obligation with respect to any Company Plan. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property or in the form of benefits) to any current or former employee, officer, director or independent contractor of the Company in connection with the transactions contemplated hereby could be an “excess parachute payment” within the meaning of Section 280G of the Code.

2.20    Employees, Labor Matters.
(a)The Company is not a party to and is not otherwise bound by any collective bargaining agreement or other agreement with any employee representative body, and none is being negotiated, and there are no labor or trade unions or other organizations or groups representing, purporting to represent, or making any formal request to represent any employees employed by the Company, nor has any of the foregoing occurred since January 1, 2021. There is no pending or, to the Knowledge of the Seller, threatened strike, slowdown, picketing or work stoppage by, or lockout of, or other similar labor activity or organizing campaign with respect to, any employees of the Company as of the date hereof, nor has any of the foregoing occurred since January 1, 2021.
(b)The Company is, and since January 1, 2021 has been, in compliance in all material respects with all applicable Laws respecting labor, employment, terms and conditions of employment, fair employment, classification of employees and independent contractors, and wages and hours, overtime, record-keeping, pay equity, civil rights, immigration, and occupational safety and health. Since January 1, 2021, there have been no Actions pending or, to the Knowledge of the Seller, threatened against the Company brought by or on behalf of any current or former employee, applicant, consultant, or independent contractor who provided or provides services to the Company.
(c)Section 2.20(c) of the Seller Disclosure Schedule sets forth all employees, consultants, and independent contractors of the Company as of the date of this Agreement (the “Employee List”), including the following information for each Person identified: (i) number of years of service with the Seller and its Affiliates (including the Company); (ii) job title; (iii) base salary or hourly wage rate; (iv) target bonus, commissions or other variable compensation information; (v) length of recognized service; and (vi) job location; provided, however, that, if the Seller is prohibited from providing the Buyer with the name of any such employee under applicable Law, Seller has provided a serial number for such employee instead of a name, and shall update the Employee List following the date of this Agreement and prior to the Closing Date to add such employee’s name when and as permitted under applicable Law. Revisions to the Employee List following the date of this Agreement shall be made by the Seller periodically prior to the Closing Date to reflect new hires, employment terminations, changes to employment status and any other material changes thereto, and the Seller shall promptly provide copies of such updated Employee List to the Buyer. To the Knowledge of the Seller, each employee listed on the Employee List devotes his or her working time exclusively primarily to performing services on behalf of the Company’s Business.
(d)With respect to current and former employees and individual service providers who provide or provided services to the Company, since January 1, 2021, (i) the Company has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, expense reimbursements and other compensation that have come due and payable under applicable Law, Contract or company policy; and (ii) each Person providing services to the Company who has been characterized by the Company as a consultant or independent contractor and not as an employee has been properly characterized pursuant to applicable Law as such, and the Company does not have any material liability or obligations arising out of the hiring or retention of Persons to provide services to the Company and treating such Persons as consultants or independent contractors and not as employees of the Company.
2.21    Privacy and Data Security. The Company and, with respect to the processing of Company Data, its data processors, comply and, since January 1, 2021, have complied with Privacy Requirements. The Company has established an information security program that complies with Privacy Requirements, and includes administrative, technical, and physical safeguards to protect the security, confidentiality, availability, and integrity of all Company Data and IT systems. Since January 1, 2021, the Company and its data processors (i) have not suffered, and are not currently suffering, any Security Incidents; (ii) have not been required to notify any Person or Governmental Entity of any Security Incident; and (iii) have not been and are not adversely affected by any malicious code, denial-of-service attack, or similar incidents on any IT systems. The Company has not received any written notice or complaint from any Person or Governmental Entity alleging noncompliance or potential noncompliance with any Privacy Requirement. The Company’s information technology systems operate and perform in a manner sufficient to conduct the business of the Company.
2.22    Brokers, Finders, Etc. Except for any brokers or finders whose fees and expenses shall be borne solely by the Seller or one of its Affiliates (other than the Company), no Person is entitled to any brokerage or finder’s commission, fee or similar compensation in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Seller or the Company.
2.23    Report on Unpaid Loss and LAE. The Seller has delivered to the Buyer a true and correct copy of that certain report prepared by WTW, dated March 29, 2023 and titled “Analysis of Unpaid Loss and LAE as of December 31, 2022” (the “Unpaid Loss and LAE Report”). The factual information and data provided by the Seller and its Affiliates expressly in connection with the preparation of the Unpaid Loss and LAE Report was accurate in all material respects as of the date so provided, subject in each case to any limitations and qualifications expressly set forth in the Unpaid Loss and LAE Report.
2.24    Sufficiency of Assets. The assets, Permits, properties and rights of the Company (including Intellectual Property) as of the Closing, together with the Transferred Assets, the Transferred Contracts, the Commingled Contracts and all services to be provided pursuant to the Transition Services Agreement, constitute all of the assets, Permits, properties and rights of the Company that are necessary to conduct the Business immediately following the Closing Date in all material respects in substantially the same manner as the Business is being conducted as of the date hereof.
2.25    Investment Guidelines. Section 2.25 of the Seller Disclosure Schedule sets forth the Company’s investment policies in effect as of the date of this Agreement.

2.26    Internal Controls. The Company, and with respect to the Business, the Seller and its Affiliates, maintains, in all material respects, adequate systems of internal accounting controls designed to provide reasonable assurance that transactions are recorded as necessary to permit preparation of its financial statements in conformity in all material respects with GAAP or Bermuda Accounting Practices, as applicable, and to maintain accountability for its assets. The Company has in place risk management and disaster recovery policies and procedures reasonably designed to protect against risks of the types reasonably expected to be incurred by Persons similarly situated.
2.27    Disclaimer. Except for the representations and warranties contained in this Article II (as modified by the Seller Disclosure Schedule), (a) none of the Seller, its Affiliates or their respective Representatives makes any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to the Seller, its Affiliates, the Company, the assets and properties of the Company, the Business, the Shares, this Agreement, the Ancillary Agreements or the transactions contemplated hereby, including relating to the financial condition, results of operations, assets or liabilities of the Seller or the Company, or with respect to any other information provided to the Buyer or its Representatives, and (b) the Seller disclaims, on behalf of itself, its Affiliates and their respective Representatives, (i) any other representations or warranties, whether made by the Seller or any of its Affiliates or their respective Representatives or any other Person, and (ii) any and all opinions, projections, forecasts, advice, statements or information made, communicated or furnished (orally or in writing) to the Buyer or its Affiliates or their respective Representatives (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to the Buyer or its Affiliates or Representatives by any Representative of the Seller or any of its Affiliates and including any management presentations and any other information made available in the Data Room). Except as expressly set forth in the representations and warranties contained in this Article II (as modified by the Seller Disclosure Schedule), none of the Seller, its Affiliates or their respective Representatives makes any representations or warranties to the Buyer or any other Person regarding (A) the operation or performance of the Company after the Closing in any manner, or (B) the probable success or profitability of the Company or the Business (whether before or after the Closing).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
Except as set forth in the Buyer Disclosure Schedule, the Buyer hereby represents and warrants to the Seller as of the date hereof (or, in the case of representations and warranties that speak as of a specified date, as of such date) as follows:

3.1    Status. The Buyer (a) is duly registered, validly existing and in good standing as a limited liability company under the Laws of the Cayman Islands, (b) has all requisite power and authority to own, lease or otherwise hold and to operate its assets and properties and to carry on its businesses as now conducted, and (c) is duly qualified to do business in each jurisdiction in which such qualification is required by applicable Laws, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect.
3.2    Authorization of Transaction by the Buyer. Each of the Buyer and its applicable Affiliates has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Buyer or its applicable Affiliates of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Buyer or its applicable Affiliates of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Buyer or its applicable Affiliates and no other proceedings or actions on the part of the Buyer or its applicable Affiliates are necessary to authorize the execution, delivery and performance by the Buyer or its applicable Affiliates of this Agreement and such Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been and, at Closing, the Ancillary Agreements will be, duly executed and delivered by the Buyer or its applicable Affiliates and, assuming due authorization, execution and delivery by the Seller or the applicable Affiliates of the Seller that are parties thereto, this Agreement constitutes, and at Closing each Ancillary Agreement will constitute, a valid and binding obligation of the Buyer or its applicable Affiliates, enforceable against the Buyer or its applicable Affiliates in accordance with its terms, except for the Enforceability Exceptions.
3.3    No Conflict or Violation. The execution, delivery and performance by the Buyer or its applicable Affiliates of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not (a) assuming all Governmental Filings and/or Governmental Approvals described in Section 2.4 have been obtained or made, as applicable, conflict with or violate any applicable Law or Order to which the Buyer is subject or by which any of its properties or assets is bound or subject, (b) conflict with or violate the Organizational Documents of the Buyer, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default or give rise to any right of termination, cancellation, acceleration or loss of benefits under, any Contract to which Buyer is a party by which any of its properties or assets is bound, or (d) result in the imposition or creation of any Encumbrances (other than any Permitted Encumbrances) upon or with respect to any of the assets or properties of the Buyer, except with respect to the foregoing clauses (b), (c) and (d) as would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect.

3.4    Governmental Filings.
(a)The execution, delivery and performance by the Buyer or its applicable Affiliates of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Buyer or its applicable Affiliate of the transactions contemplated hereby and thereby require no Governmental Filings or Governmental Approvals, other than the (a) Governmental Filings or Governmental Approvals set forth in Section 3.4(a) of the Buyer Disclosure Schedule, (b) as may result from any facts or circumstances solely related to the Seller or its Affiliates, and (c) any Governmental Filings or Governmental Approvals, the absence of which would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect.
(b)To the Knowledge of the Buyer, as of the date hereof, there is no event or condition that would reasonably be expected to result in any authorization, consent or approval in connection with any Governmental Filing described in Section 3.4(a) to be filed or submitted by the Buyer or any of its Affiliates being withheld or materially delayed.
3.5    Actions; Insurance Approvals.
(a)As of the date of this Agreement, there are no Actions against the Buyer or any officer, director, stockholder or employees of the Buyer in their capacities as such pending or, to the Knowledge of the Buyer, threatened in writing, (i) which would reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect, or (ii) which challenge the validity or enforceability of this Agreement or any Ancillary Agreement or seek to enjoin or prohibit consummation of the transactions contemplated hereby or thereby.
(b)As of the date hereof, none of the Buyer or any of its Affiliates is subject to any Order that would reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect.
(c)Within the past five (5) years, no Governmental Entity has revoked any license or status held by the Buyer or any of its Affiliates to conduct operations. The Buyer and its Affiliates and any investors in the Buyer or its Affiliates meet all of the requirements on the part of such respective entity set forth by applicable Law (including the Laws of its jurisdiction of formation) in order for all necessary Governmental Approvals contemplated by Section 3.4 to be obtained, and there are no facts, events or circumstances, involving or relating to the Buyer or any of its Affiliates or the investors in the Buyer or its Affiliates, that may prevent or delay the granting of any such authorizations, consents or approvals.
3.6    Solvency. Immediately after giving effect to the consummation of the financing contemplated herein and the transactions contemplated hereby and by the Ancillary Agreements, and assuming the accuracy of the representations and warranties of the Seller set forth herein and the performance by the Seller and the Company of their respective obligations hereunder in all material respects, the Buyer will be Solvent. For purposes of this Section 3.6, “Solvent” means, with respect to any Person, that:

(a)the fair saleable value (determined on a going concern basis) of the assets of such Person shall be greater than the total amount of such Person’s liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);
(b)such Person shall be able to pay its debts and obligations in the ordinary course of business as they become due; and
(c)such Person shall have adequate capital to carry on its businesses, including the Business to be acquired pursuant to the terms of this Agreement.
3.7    Brokers, Finders, Etc. No Person is entitled to any brokerage or finder’s commission, fee or similar compensation in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Buyer or any of its Affiliates.
3.8    Acquisition of Shares for Investment. The Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the Buyer’s purchase of the Shares. The Buyer confirms that it can bear the economic risk of its investment in the Shares and can afford to lose its entire investment in the Shares, has been furnished the materials relating to the Buyer’s purchase of the Shares that it has requested, and the Seller has provided the Buyer the opportunity to ask questions of the officers and management employees of the Company and to acquire additional information about the business and financial condition of the Company. The Buyer is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof or with any present intention of distributing or selling such Shares.
3.9    Funding. Subject to the consummation of the transactions contemplated by the Equity Commitment Letter and the Debt Commitment Letter, at Closing the Buyer will have, access to sufficient immediately available funds to enable the Buyer to consummate the transactions contemplated hereby, including payment in cash of the Closing Purchase Price, the Additional Consideration and all fees and expenses of the Buyer relating to the transactions contemplated hereby. The Buyer has not incurred any liabilities or obligations, and is not contemplating or aware of any liabilities or obligations, in either case, that would impair its ability to pay in cash the Closing Purchase Price and the Additional Consideration at Closing. The Buyer hereby acknowledges that the obligations of Buyer to effect the transactions contemplated by this Agreement or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby in accordance with their terms are not conditioned upon the availability to Buyer or any of its Affiliates of any debt, equity or other financing in any amount whatsoever.

3.10    Commitment Letters.
(a)The Buyer has delivered to the Seller and the Company a true and complete copy of the Equity Commitment Letter, between the Buyer and Sponsor, relating to Sponsor’s commitment, subject to the terms and conditions thereof, to invest directly or indirectly the amounts set forth therein on the date on which the Closing should occur pursuant to the terms hereof and to which the Seller is an express third party beneficiary with the rights set forth therein (the “Equity Financing”).
(b)The Equity Commitment Letter is in full force and effect and has not been withdrawn, terminated, repudiated or rescinded or otherwise amended, supplemented or modified (or contemplated to be amended, supplemented or modified) in any respect. The Equity Commitment Letter, in the form delivered to the Seller, is a legal, valid and binding obligation of the Buyer and Sponsor, enforceable against such parties in accordance with its terms, except for the Enforceability Exceptions. There are no side letters or other agreements, contracts or arrangements relating to the Equity Financing. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Buyer under any term, or a failure of any condition of the Equity Commitment Letter or otherwise result in any portion of the Equity Financing contemplated thereby being unavailable on the date on which the Closing should occur pursuant to the terms hereof. Assuming the performance in all material respects by the Seller of its obligations under this Agreement and satisfaction of the closing conditions set forth in Section 6.1, the Buyer has no reason to believe that it or Sponsor would be unable to satisfy on a timely basis any term or condition of the Equity Commitment Letter required to be satisfied by it. No commitment fees or other fees are required to be paid to Sponsor under the Equity Commitment Letter. There are no conditions precedent or other contingencies related to the funding or investing, if applicable, of the full amount of Equity Financing, other than as expressly set forth in the Equity Commitment Letter.
(c)The Buyer has delivered to the Seller and the Company true and complete copies of (i) the fully executed debt commitment letters (including all exhibits, supplements, schedules and annexes thereto, as amended, supplemented, modified or waived from time to time after the date hereof in compliance with Section 4.22, the “Debt Commitment Letter”), from the Debt Financing Sources party thereto, and (ii) the executed fee letter (subject to any redactions as provided below) associated therewith (as amended, supplemented, modified or waived from time to time after the date hereof in compliance with Section 4.22, the “Fee Letter” and, together with the Debt Commitment Letter, the “Debt Commitment Letters”), pursuant to which, upon the terms and subject to the conditions set forth therein, each of the Debt Financing Sources named therein has committed to provide debt financing to the Buyer in the cash amounts set forth therein for purposes of funding the transactions contemplated hereby and thereby (the financing contemplated by the Debt Commitment Letter, the “Debt Financing”); provided, that the fee amounts, economic terms, pricing and “market flex” terms (if any) are permitted to be redacted from the Fee Letter in a customary manner for a transaction of this nature.

(d)As of the date hereof, the Debt Commitment Letters are a legal, valid and binding obligation of the Buyer, and, to the Knowledge of the Buyer, the Debt Financing Sources named therein, enforceable in accordance with their terms against the Buyer and, to the Knowledge of the Buyer, the Debt Financing Sources named therein, and are in full force and effect, subject to Enforceability Exceptions. As of the date hereof, the Debt Commitment Letters have not been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified in any respect, and, to the Knowledge of the Buyer, no such withdrawal, termination, repudiation, rescission, amendment, supplement or modification that would not be permitted by Section 4.22 is contemplated. As of the date hereof, no Debt Financing Source has notified the Buyer in writing of its intention to terminate any of the commitments under the Debt Commitment Letters or not to provide the Debt Financing on the Closing Date. The obligations of the Debt Financing Sources to fund the commitments under the Debt Commitment Letters are not subject to any conditions or contingencies other than as set forth in the Debt Commitment Letters. As of the date hereof, no event has occurred that (with or without notice, lapse of time or both) would constitute a breach or default under the Debt Commitment Letters by the Buyer, or a failure of any condition of the Debt Commitment Letters or otherwise result in any portion of the Debt Financing contemplated thereby being unavailable on the date on which the Closing should occur pursuant to the terms hereof. As of the date hereof, the Buyer does not have any reason to believe that (i) it will be unable to satisfy on a timely basis any term or condition of the Debt Commitment Letters to be satisfied by it or (ii) the funding contemplated in the Debt Commitment Letters will not be provided or made available to the Buyer in order to consummate the transactions contemplated by this Agreement. The Buyer has fully paid (or caused to be paid) any and all commitment fees or other fees (in each case, if any) incurred in connection with the Debt Commitment Letters that are due and payable thereunder on or prior to the date of this Agreement. There are no side letters or other agreements, contracts, arrangements or understandings, whether written or oral, entered into by the Buyer or any of its Affiliates with any Debt Financing Source or any other Person relating to the Debt Financing, other than as set forth or contemplated in the Debt Commitment Letters.
3.11    Limited Guaranty. Concurrently with the execution of this Agreement, the Buyer has caused Guarantor to deliver to the Seller a copy of the Limited Guaranty duly executed by the Guarantor. The Limited Guaranty is in full force and effect and is a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms (subject to applicable Enforceability Exceptions) and no event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Guarantor under the Limited Guaranty.
3.12    Disclaimer by the Buyer; Independent Investigation.
(a)Disclaimer by the Buyer. Except for the representations and warranties contained in Article II (as modified by the Seller Disclosure Schedule) or expressly set forth in an Ancillary Agreement: (i) the Buyer acknowledges and agrees that (A) none of the Seller, its Affiliates or their respective Representatives makes any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, including any implied warranty of merchantability or suitability, with respect to the Seller, its Affiliates, the Company, the assets and properties of the Company, the Business, the Shares, this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, including relating to the financial condition, results of operations, assets or liabilities of the Seller or the Company, and (B) no officer, agent, representative or employee of the Seller or of the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement; (ii) the Buyer specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Seller and its Affiliates (including the Company) have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; (iii) the Buyer specifically disclaims any obligation or duty by the Seller or any of its Affiliates (including of the Company) to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article II of this Agreement; and (iv) the Buyer is acquiring the Company subject only to the specific representations and warranties set forth in Article II of this Agreement, as further limited by Section 8.2 or expressly set forth in an Ancillary Agreement. In addition, except for the representations and warranties contained in Article II (as modified by the Seller Disclosure Schedule), the Buyer acknowledges and agrees that any cost estimates, projections and predictions contained or referred to in the materials that have been provided or made available to the Buyer by or on behalf of the Seller are not and shall not be deemed to be representations or warranties of the Seller or any of its Affiliates. Except for the representations and warranties set forth in Article II or expressly set forth in an Ancillary Agreement, the Business is being conveyed on an “As Is”, “Where Is”, “With All Faults” basis.
(b)Except for the representations and warranties contained in this Article III (as modified by the Buyer Disclosure Schedule) or expressly set forth in an Ancillary Agreement, (a) none of the Buyer, its Affiliates or their respective Representatives makes any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to the Buyer or with respect to any other information provided to the Seller or its Representatives, and (b) the Buyer disclaims, on behalf of itself, its Affiliates and their respective Representatives, any other representations or warranties, whether made by the Buyer or any of its Affiliates or their respective Representatives or any other Person.
(c)Independent Investigation. The Buyer acknowledges and agrees that it (i) has made its own inquiry and investigations into, and based thereon, has formed an independent judgment concerning the Company and the Business, (ii) has been provided with or given adequate access to such information, documents and other materials relating to the Company and the Business as it has deemed necessary, (iii) has had such time as the Buyer deems necessary and appropriate to review and analyze such information, documents and other materials and (iv) has been provided an opportunity to ask questions of the Seller and the Company with respect to such information, documents and other materials. The Buyer further acknowledges and agrees that none of the Seller, its respective Affiliates or their respective Representatives has made any representations or warranties, express or implied, as to the accuracy or completeness of such information, documents and other materials, other than the representations and warranties contained in Article II.

ARTICLE IV
COVENANTS
4.1    Conduct of Business. From the date hereof through the Closing, except (a) as set forth in Section 4.1 of the Seller Disclosure Schedule, (b) as expressly contemplated by this Agreement or required to complete the transactions contemplated hereby or by the Ancillary Agreements, (c) as required by applicable Law or any Governmental Entity, (d) to the extent consented to by the Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or (e) to the extent the Buyer fails to respond to a written request for consent within ten (10) Business Days after receipt of such request, (x) the Seller shall, and shall cause the Company to, operate the Company in the ordinary course of business, and use reasonable best efforts to preserve substantially intact the current material business relationships and material goodwill of the Company with its policyholders and other customers, reinsurers, brokers, business associates and others having material business dealings with the Company’s businesses and (y) without limiting clause (x), the Seller shall not, and shall cause the Company not to, do any of the following:
(a)other than as contemplated by Section 4.12, (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, shares or property) in respect of, the outstanding shares or equity securities of the Company, (ii) split, combine or reclassify any of the outstanding share capital of, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of, the outstanding share capital of the Company or (iii) purchase, redeem or otherwise acquire any shares of outstanding share capital of the Company, or any rights, warrants or options to acquire any such shares;
(b)transfer, issue, sell, pledge, encumber or dispose of, or authorize the transfer, issuance, sale, pledge, encumbrance or disposition of, any shares or other securities of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire any shares or other securities of the Company;
(c)with respect to the Company, adopt a plan of complete or partial liquidation or rehabilitation or authorize or undertake a merger, amalgamation, dissolution, rehabilitation, consolidation, restructuring, recapitalization or other reorganization;
(d)reincorporate or re-domesticate the Company;
(e)amend the Organizational Documents of the Company;
(f)make or adopt any changes in the actuarial, underwriting, risk retention, risk management, hedging, claims administration, reserving, accounting or investment policies, practices or principles of the Company (other than any change required by applicable Law, GAAP, Bermuda Accounting Practices or other applicable accounting principles (or the interpretation of any of the foregoing) or otherwise in the ordinary course of business);

(g)transfer, issue, sell, pledge, abandon, license, encumber or dispose of any material assets of the Company, other than (i) as contemplated by Section 4.10, (ii) in the ordinary course of business, including (A) treasury and cash management functions conducted in the ordinary course of business, (B) in connection with ordinary course reinsurance arrangements, (C) dispositions of investments in a manner consistent with the investment policies of the Company, or (D) or with respect to any Intellectual Property, non-exclusive licenses granted by the Company in the ordinary course of business, (iii) Permitted Encumbrances;
(h)(A) incur any Indebtedness by or on behalf of the Company, or otherwise cause the Company to become responsible for any Indebtedness of another Person, other than (i) in the ordinary course of business (including in connection with managing the investment portfolio of the Company in a manner consistent with the investment policies of the Company), (ii) any refinancing (including any extension, renewal or exchange) of existing Indebtedness, so long as the principal amount of the existing Indebtedness being refinanced is equal to or more than the amount of any such new Indebtedness being incurred without regard to any unpaid accrued interest and premium thereon plus other reasonable fees incurred in connection with such refinancing, (iii) for the avoidance of doubt, any Indebtedness incurred pursuant to and in accordance with Section 4.18 or (iv) loans or borrowings under currently available lines of credit or (B) make any material loans, advances or capital contributions to, or investments in, any other Person (except in connection with managing the investment portfolio of the Company in a manner consistent with the investment policies of the Company);
(i)make investments by or on behalf of the Company other than in accordance with the investment policies of the Company in effect on the date hereof;
(j)with respect to the Company, acquire, form or enter into, as applicable, all or any portion of any corporation, partnership, joint venture, association or other business organization or division thereof, or substantially all of the assets of any of the foregoing;
(k)enter into any settlement or release with respect to any Action (except for claims under policies or contracts of insurance or reinsurance in the ordinary course of business) relating to the Company or the Business, unless such settlement or release contemplates only the payment of money without ongoing limits on the conduct or operation of the Business, which payments of money shall not be in excess of $25,000 individually or $50,000 in the aggregate;
(l)abandon, modify, waive or terminate any material Permit of or used by the Company in the conduct of the Business;
(m)except (i) in the ordinary course of business or (ii) as contemplated by Section 4.10(a), Section 4.18 or Section 4.19, materially amend, grant any release of or waive any material rights under, or, other than in the ordinary course of business pursuant to its current terms, terminate, recapture, renew or extend any Material Contract or Material Reinsurance Agreement, or enter into any contract that would be a Material Contract or Material Reinsurance Agreement with respect to the Company if in effect on the date hereof;

(n)acquire any owned real property by or on behalf of the Company;
(o)amend any Company Plan in any material respect or terminate any Company Plan or establish any new arrangement that would (if it were in effect on the date hereof) constitute a Company Plan or take any action to change the rate of compensation of or benefits provided to employees or officers of the Company, other than, in each case, in the ordinary course of business or to the extent required under any Company Plan as in effect on the date hereof, collective bargaining agreement, labor agreement, works council agreement or other contractual arrangement or by applicable Law;
(p)except in the ordinary course of business, hire any new employees or individual service providers of the Company or terminate the employment of any employee of the Company other than for cause;
(q)conduct any material revaluation of any investment asset of any of the Company other than in the ordinary course of business or as required by GAAP, Bermuda Accounting Practices or applicable Law;
(r)with respect to the Company, withdraw from any lines or kinds of business or enter into any new lines or kinds of business, or make any filings with any Governmental Entity relating thereto;
(s)fail to timely pay any insurance premium or reinsurance premium for any material insurance or reinsurance policy when due that would result in the Company no longer being covered under a comparable insurance or reinsurance policy;
(t)release any collateral supporting any reinsurance agreement of the third party business of the Company where the Company would have a liability or obligation in the absence of sufficient collateral, other than in the ordinary course of business or as otherwise requested by a Governmental Entity;
(u)with respect to Taxes of the Company, (i) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns with respect to the Company in prior periods, (ii) file any amended Tax Return, file any Tax Return in a jurisdiction for the first time, or file a type of Tax Return not previously filed in any jurisdiction, (iii) settle or otherwise compromise any claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, settle or otherwise bring to a resolution any dispute relating to Taxes, (iv) surrender any right to claim a Tax refund, offset or other reduction or (v) request any ruling or similar guidance with respect to Taxes; or
(v)enter into any legally binding commitment by or on behalf of the Company with respect to any of the foregoing.

Nothing in this Agreement is intended to give the Buyer, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, and nothing in this Agreement is intended to give the Buyer, directly or indirectly, the right to control or direct the Seller’s operations. Prior to the Closing, the Seller and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Company’s business and operations.

4.2    Employment Matters.
(a)For a period beginning on the Closing Date and continuing thereafter for 12 months (the “Continuation Period”), the Buyer shall provide, or shall cause the Company to provide, any individual who is an employee of the Company on the Closing Date and who continues employment with Buyer or the Company following the Closing (the “Transferred Company Employees”) with (i) compensation (including, rates of annual base salary or wage level, annual cash bonus opportunities and the value of vested long term incentives solely to the extent earned or vested in the one-year period prior to the Closing Date, to the extent applicable) that is at least equal to that provided to each such Transferred Company Employee by the Company on the Closing Date and (ii) employee benefits that are no less favorable, in the aggregate, to the benefits provided to similarly situated employees of the Buyer or its Affiliates.
(b)For all purposes under the employee benefit plans, schemes, programs and arrangements established or maintained by Buyer, the Company and its Affiliates in which Transferred Company Employees may be eligible to participate after the Closing (the “New Benefit Plans”), each Transferred Company Employee shall be credited with the same amount of service as was credited by the Company and its Affiliates as of the Closing under similar or comparable Benefit Plans (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits); provided that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit. In addition, and without limiting the generality of the foregoing, (i) with respect to any New Benefit Plans in which the Transferred Company Employees may be eligible to participate following the Closing, each Transferred Company Employee will immediately be eligible to participate in such New Benefit Plans, without any waiting time, to the extent coverage under such New Benefit Plans replaces coverage under a similar or comparable Benefit Plan in which such Transferred Company Employee was eligible to participate immediately before such commencement of participation (such plans, collectively, the “Old Benefit Plans”) and (ii) for purposes of each New Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Company Employee, Buyer, the Company and their Subsidiaries shall use reasonable best efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Benefit Plan to be waived for such Transferred Company Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Benefit Plan. Buyer and the Company shall use reasonable best efforts to cause any eligible expenses incurred by such Transferred Company Employee and his or her covered dependents during the portion of the plan year of the Old Benefit Plan ending on the date such Transferred Company Employee’s participation in the corresponding New Benefit Plan begins to be taken into account under such New Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Benefit Plan.
(c)The Buyer shall, and shall cause the Company to, honor all Company Plans in accordance with their terms as in effect immediately prior to the Closing, subject to any amendment or termination thereof that may be permitted by such plans, agreements or written arrangements and this Agreement.
(d)With respect to any Transferred Company Employee whose employment is terminated by the Buyer without cause, the Company or any of their respective Affiliates during the Continuation Period immediately following the Closing Date, the Buyer shall provide, or shall cause its Affiliates to provide, severance benefits to such Transferred Company Employee, which shall be determined and payable in accordance with the severance benefit policies applicable to similarly situated employees of the Buyer and its Affiliates at the time of such Transferred Company Employee’s termination of employment, taking into account all service with the Seller, the Buyer and their respective Affiliates in determining the amount of severance benefits payable.
(e)Nothing in this Agreement is intended to (i) be treated as an amendment to any particular New Benefit Plan, (ii) prevent the Buyer or any Affiliate of the Buyer from amending or terminating any of their respective benefit plans in accordance with the terms of such benefit plans, (iii) prevent the Buyer or any Affiliate of the Buyer, after the Closing, from terminating the employment of any Transferred Company Employee or (iv) create any third-party beneficiary rights in any Persons (including any current or former employees or service providers) to Seller, the Company, the Buyer or any of their Subsidiaries or Affiliates (or any beneficiary or dependent thereof) of any rights or remedies of any nature or kind whatsoever, including the right to employment, continued employment for any specified period or with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Transferred Company Employee by the Buyer or any Affiliate of the Buyer or under any benefit plan that the Buyer or any Affiliate of the Buyer may maintain.
(f)Following the Closing, Seller shall retain all liabilities, obligations and responsibilities with respect to the Seller Plans and the Company shall have no liability, obligations or responsibilities that arise from, relate to or are in respect of any Seller Plan regardless of whether such liability, obligations or responsibilities arise before, on or after the Closing Date.
4.3    Publicity. The Buyer and the Seller agree to communicate with each other and cooperate with each other prior to any public disclosure of the transactions contemplated by this Agreement and the Ancillary Agreements. The Buyer and the Seller agree that no press release or public announcement concerning this Agreement and the Ancillary Agreements, the terms hereof or the transactions contemplated hereby shall be issued by any party without the prior express written consent (not to be unreasonably withheld, conditioned or delayed) of the Buyer (in the case of any release or announcement by the Seller) and the Seller (in the case of any release or announcement by the Buyer), unless such release or announcement, upon the advice of outside counsel, is required by Law or applicable securities exchange rules, or is otherwise required or advisable to be disclosed in connection with the offering of securities by the Seller, the Buyer or any of their respective Affiliates, in which case the party required to make the release or announcement shall allow (to the extent permitted by or consistent with applicable Law) the other party reasonable opportunity to comment on such release or announcement in advance of such issuance. The foregoing in this Section 4.3 shall not apply to (x) any press release or other public statement to the extent the statements therein that relate to this Agreement or the transactions contemplated by this Agreement are consistent in all material respects with statements previously issued in compliance with this Section 4.3 and (y) customary disclosures and announcements to actual or potential financing sources of a party or, with respect to the Buyer, the provider of a R&W Policy, in each case, who agree in writing to maintain the confidential nature of such information. Prior to the Closing, neither the Seller nor the Buyer, nor any of their respective Affiliates or Representatives, shall make any public disclosure concerning plans or intentions relating to the customers, agents, Producers or employees of, or other Persons with significant business relationships with, the Company without first obtaining the prior written approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed.
4.4    Confidentiality.
(a)All information provided to the Buyer pursuant to Section 4.5(a) prior to the Closing shall be held by the Buyer as Confidential Information (as defined in the Confidentiality and Non-Disclosure Agreement, dated as of January 25, 2023, between the Seller or one of its Affiliates and the Buyer or one of its Affiliates (the “Confidentiality Agreement”)) and shall be subject to the Confidentiality Agreement. From and after the date hereof until the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms (disregarding, however, any provision contained therein that provides for termination thereof upon the execution of this Agreement); provided that, upon consummation of the Closing, all obligations under the Confidentiality Agreement shall terminate (other than the non-solicit obligations in Section 9 thereof, the standstill obligations in Section 14 thereof and any other obligations which by their terms survive termination, which obligations shall continue according to the terms of the Confidentiality Agreement); provided, further, that, in no event shall any action required to be taken by this Agreement constitute a breach of the Confidentiality Agreement; provided, further, that, following the Closing, the term “Company” as used in the Confidentiality Agreement shall be read to mean “collectively, James River Group Holdings, Ltd. and its Subsidiaries, other than JRG Reinsurance Company, Ltd.”. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)From and after the Closing, (i) the Seller, on the one hand, and the Buyer, on the other hand, shall, and shall cause their respective Affiliates (including, in the case of the Buyer, the Company) and Representatives to, maintain in confidence this Agreement, the Ancillary Agreements and any written, oral or other information related to the negotiation hereof and thereof, (ii) the Seller shall, and shall cause its Affiliates and Representatives to, maintain in confidence any written, oral or other information relating to the Company obtained by virtue of the Seller’s ownership thereof prior to the Closing and (iii) the Buyer shall, and shall cause its Affiliates (including the Company) and Representatives to, maintain in confidence any written, oral or other information of or relating to the Seller and any of its Affiliates (other than information relating to the Company) obtained by virtue of the Buyer’s ownership of the Company from and after the Closing. The requirements in this Section 4.4(b) shall not apply to the extent that (A) any such information is or becomes generally available to the public other than (x) in the case of the Buyer, as a result of disclosure by the Seller or any of its Affiliates or Representatives and (y) in the case of the Seller, as a result of disclosure by the Buyer, the Company (after the Closing Date) or any of their respective Affiliates or Representatives, (B) any such information is reasonably necessary to be disclosed in connection with any dispute referred to an Independent Accounting Firm in accordance with Section 1.4 or any Action, including in any Action with respect to this Agreement, any Ancillary Agreement or any transactions contemplated hereby or thereby (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party in the course of any Action), (C) any such information was or becomes available to such party on a non-confidential basis and from a source (other than a party to this Agreement or any Affiliate or Representative of such party) that is not bound by a confidentiality agreement with respect to such information, (D) a party becomes legally compelled to disclose such information by judicial or administrative process or pursuant to applicable Law, including applicable securities exchange rules (including pursuant to disclosure obligations under securities laws); provided that, in the case of clause (D), such party shall provide the other party with prompt prior written notice of such legal compulsion or requirement under securities exchange rules and, to the extent reasonably practicable, cooperate with such other party to obtain a protective order or similar remedy to cause such information not to be disclosed, including interposing all available objections thereto; provided, further, that, in the event that such protective order or other similar remedy is not obtained, such disclosing party shall furnish only that portion of such information that has been legally compelled or is required by applicable securities exchange rules and shall exercise its reasonable best efforts to obtain assurance that confidential treatment will be accorded such disclosed information or (E) any such information was in such receiving party’s possession prior to it being furnished by the other party or was independently developed by such receiving party without reference to any confidential information of the other party. Each of the Seller and the Buyer shall inform its Affiliates and Representatives having access to such information of such confidentiality obligations.

4.5    Access to Information; Books and Records.
(a)Pre-Closing Access. From the date hereof until the Closing, the Seller (i) shall afford, and shall cause the Company to afford, the officers, directors, employees, auditors and other agents and Representatives and Affiliates of the Buyer reasonable access during normal business hours, and upon reasonable prior notice, to the officers, directors, employees, properties, offices, other facilities and books and records of the Company and the Business, and (ii) shall furnish, and shall cause the Company to furnish, the Buyer with such financial, operating and other data and information with respect to the Company and the Business as the Buyer may reasonably request. In exercising its rights hereunder, the Buyer shall conduct itself so as not to unreasonably interfere in the conduct of the Business prior to the Closing. The Buyer acknowledges and agrees that any contact by the Buyer and its agents and Representatives with officers, directors or employees of the Company hereunder shall be arranged and supervised by Representatives of the Seller, unless the Seller otherwise expressly consents with respect to any specific contact. Notwithstanding anything to the contrary set forth in this Agreement or the Ancillary Agreements, none of the Seller nor any of its Affiliates (including the Company) shall be required to disclose to the Buyer or any agent or Representative thereof any (A) information if doing so could violate any Contract or Law to which any of the Seller or any of its Affiliates (including the Company) is a party or is subject or that it believes in good faith could result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges) or (B) any information relating to individual personnel or payroll records or Taxes or Tax Returns, other than such personnel and payroll records and Tax information relating solely to the Company and its employees.
(b)Post-Closing Access. From and after the Closing until the sixth (6th) anniversary of the Closing, each party hereto shall promptly afford the other party (and such other party’s officers, directors, employees, auditors, other agents and Representatives) reasonable access, during normal business hours and upon reasonable prior notice, to books, records and information related to the Company and the Business in its possession (subject to redaction of any portion thereof not related to the Company and the Business) and employees and auditors related to the Company and the Business, in each case, to the extent necessary or useful for such requesting party or its Affiliates in connection with any audit, investigation, dispute or Action; provided that, such requesting party shall reimburse the disclosing party promptly for all reasonable and documented out-of-pocket costs and expenses incurred in connection with any such request. Notwithstanding anything to the contrary set forth in this Agreement or the Ancillary Agreements, neither party nor any of its Affiliates (including, in the case of the Buyer, the Company) shall be required to disclose to the other party or any agent or Representative thereof any (A) information if doing so could violate any Contract or Law to which any disclosing party or any of its Affiliates (including the Company) is a party or is subject or that it believes in good faith could result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges) or (B) any information relating to individual personnel or payroll records or Taxes or Tax Returns other than such personnel and payroll records and Tax information relating solely to the Company and its employees.

(c)Books and Records. Subject to Section 4.4, the Seller and its Affiliates shall have the right to retain copies of all books, data, files, information and records in any media (including, for the avoidance of doubt, Tax Returns and other information and documents relating to tax matters) of the Company relating to periods ending on or prior to the Closing Date (i) as may be required by any Governmental Entity, including pursuant to any applicable Law or regulatory request or (ii) as may be necessary for the Seller or its Affiliates to perform their respective obligations pursuant to this Agreement, subject to compliance with all applicable privacy Laws. All books and records of the Company or otherwise relating primarily to the Business shall either be (i) in the possession and control of the Company at the Closing or (ii) transferred to the Company or the Buyer following the Closing, in accordance with the terms of the Transition Services Agreement. The Buyer agrees that, with respect to all original books, data, files, information and records of the Company existing as of the Closing Date, it will (x) comply in all material respects with all applicable Laws relating to the preservation and retention of records, (y) apply preservation and retention policies that are no less stringent than those generally applied by the Buyer to its own books and records and those of its Affiliates and (z) for at least six (6) years after the Closing Date, preserve and retain all such original books, data, files, information and records and thereafter dispose of such original books, data, files, information and records only after it shall have given the Seller at least sixty (60) days’ prior written notice of such disposition and the opportunity (at Seller’s expense) to remove and retain such information.
4.6    Filings and Authorizations.
(a)The Seller, on the one hand, and the Buyer, on the other hand, shall, and shall cause their respective Affiliates to, (i) promptly file or cause to be filed all Governmental Filings that are necessary, proper or advisable for the consummation of the transactions contemplated herein, including the Governmental Filings seeking the Applicable Governmental Approvals (collectively, the “Required Filings”) and (ii) use their respective reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement. In furtherance of and without limiting the foregoing, within fifteen (15) Business Days of the date hereof, each of the Buyer and the Seller shall make and submit to the appropriate Governmental Entity their respective Required Filings.
(b)Each of the Buyer and Seller shall, upon request, furnish each other with all information concerning themselves, their respective Affiliates, and its and their respective directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Required Filings. Buyer agrees to promptly provide, or cause to be provided, all agreements, documents, instruments, affidavits, statements or information that may be required or requested by any Governmental Entity in connection with its review of the transactions contemplated by this Agreement relating to the Buyer or any of its Affiliates (including any of their respective directors, officers, employees, partners, members or shareholders) and all Persons who are deemed or may be deemed to “control” Buyer within the meaning of applicable insurance Laws (including the Insurance Act), and relating to its or their structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees or direct or indirect partners, members or shareholders.
(c)Each of the Buyer and the Seller shall consult with the other with respect to obtaining approvals of all Required Filings, and each of them shall keep the other apprised on a prompt basis of the status of matters relating to such Governmental Approvals, including the Applicable Governmental Approvals. Each of the Buyer and the Seller shall have the right to review in advance, subject to redaction of personally identifiable or privileged information, and, subject to any restrictions under applicable Law, each shall consult the other on, all Required Filings and any other filings made with, or written materials submitted to, any Governmental Entity after the date hereof in connection with obtaining any Governmental Approvals in connection with the transactions contemplated by this Agreement. Each of the Buyer and the Seller shall promptly furnish to the other copies of all such filings and written materials made after the date hereof after their filing or submission, in each case subject to applicable Laws and subject to redaction of personally identifiable or privileged information. Each party agrees that it and its Affiliates shall not at any time prior to the Closing (i) agree to, or permit, any amendment or modification of the Required Filings without the prior written consent of the other party or (ii) file any application with or request for approval or non-disapproval by any Governmental Entity with respect to any inter-affiliate transaction between the Company, on the one hand, and the Buyer or any of its Affiliates, on the other hand, that would require approval or non-disapproval under applicable Law.
(d)Each of the Seller and the Buyer shall promptly advise each other upon receiving any communication from any Governmental Entity whose approval is required for consummation of the transactions contemplated by this Agreement, including promptly furnishing each other copies of any written or electronic communications. No party shall meet or engage in material conversations with any Governmental Entity or representative of such Governmental Entity in connection with obtaining Governmental Approvals relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent not precluded by applicable Law, offers the other party the opportunity to participate in such meeting or conversation.
(e)All filing fees payable in connection with the Governmental Filings shall be borne by Buyer.
4.7    Reasonable Best Efforts.
(a)Upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement, and without limiting the obligations of the parties under Section 4.6, each of the parties hereto agrees to use its reasonable best efforts to (i) take or cause to be taken all actions, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the Closing and the transactions contemplated hereby, including (A) obtaining all necessary, proper or advisable Governmental Approvals and making all necessary, proper or advisable Governmental Filings and taking all steps as may be necessary to obtain such Governmental Approvals (including under insurance Laws), (B) resolving any objections that may be asserted by any Governmental Entity with respect to the Closing or any other transaction contemplated by this Agreement and the Ancillary Agreements, (C) preventing the entry of, and having vacated, lifted, reversed or overturned, any Order that would prevent, prohibit, restrict or delay the consummation of the Closing or any other transaction contemplated by this Agreement or the Ancillary Agreements and (D) executing and delivering any additional agreements, documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Ancillary Agreements. Notwithstanding the foregoing, in no event shall any party or its respective Affiliates be required to take any of the following actions: (1) propose, negotiate, offer to commit and effect by Order, trust, or otherwise, the sale, divestiture, license, disposition or holding separate of (x) any material assets or businesses of the Company or (y) any assets or businesses of any other Person or, in the case of clauses (x) and (y), otherwise offer to take or offer to commit to take any similar action (including any action that limits (or, with respect to the Company, materially limits) such Person’s freedom of action, ownership or control with respect to, or its ability to retain or hold, any businesses, assets, product lines, properties or services or that limits (or, with respect to the Company, materially limits) such Person’s freedom of action, ownership or control with respect to, or ability to retain or hold, any businesses, assets, product lines, properties or services); (2) terminate, relinquish, modify or waive existing relationships, ventures, contractual rights, obligations or other arrangements (x) of the Company in such a way that, individually or in the aggregate, would be material and adverse to the Company or (y) of any other Person; (3) create any relationships, ventures, contractual rights, obligations or other arrangements (x) of the Company in such a way that, individually or in the aggregate, would be material and adverse to the Company or (y) of any other Person; (4) provide or assume any material direct or indirect guarantee, capital maintenance, minimum capital level or other capital support to the Company or incur any material obligation or liability with respect to the Company; and (5) enter or offer to enter into agreements and stipulate to the entry of an Order or file appropriate applications with any Governmental Entity in connection with any of the actions contemplated by the foregoing clauses (1) through (4).
(b)The Buyer shall not, and shall cause its Affiliates not to, other than with respect to any transactions by Buyer or any of its Affiliates currently in process and described to Seller prior to the date hereof or otherwise made in the ordinary course of business, directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining any, Governmental Approvals necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the

Ancillary Agreements, (ii) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, (iii) materially increase the risk of not being able to remove any such order of a Governmental Entity on appeal or otherwise or (iv) otherwise impair or delay the ability of the Buyer to perform its material obligations under this Agreement and the Ancillary Agreements.
4.8    Third-Party Consents. From the date hereof until the Closing, each party shall, and shall cause its Affiliates to, cooperate and use reasonable best efforts to obtain as promptly as practicable following the date hereof, all required approvals, consents, waivers or authorizations from third parties (other than Governmental Entities) required in connection with the consummation of the transactions contemplated hereby, including the provision of the services under the Transition Services Agreement, the assignment of the Transferred Contracts and the separation of the Commingled Contracts as contemplated by Section 4.19(a) and the transfer of any Transferred Assets as contemplated by Section 4.19(b); provided that, anything to the contrary in this Agreement notwithstanding, nothing herein shall obligate or be construed to obligate any party or any of its Affiliates to compromise any right, asset or benefit, or to make, or to cause to be made, any payment to any third party, in each case, in order to obtain the consent or approval of such third party under any Contract or with respect to any Transferred Asset; and provided, further, that, with respect to any approvals, consents, waivers or authorizations from third parties (other than Governmental Entities) required in connection with the provision of the services under the Transition Services Agreement (the “TSA Approvals”), to the extent that any Person refuses to provide such TSA Approval, the Buyer shall purchase, at its cost, alternative services to become effective at the Closing. With respect to any Contract or Transferred Asset for which any consent or approval reasonably required to consummate the transactions contemplated hereby, other than a TSA Approval, has not been obtained prior to the Closing, the Seller, on the one hand, and the Buyer, on the other hand, shall each (i) use reasonable best efforts to secure an alternative arrangement in accordance with and as contemplated by Section 4.19 or (ii) to the extent Section 4.19 is not applicable, use reasonable best efforts to obtain such consent or approval after the Closing until either such consent or approval has been obtained or the parties hereto mutually determine, in good faith, that such consent or approval cannot reasonably be obtained. Anything to the contrary in this Agreement notwithstanding, the Buyer agrees that, except as set forth in this Section 4.8, none of the Seller nor any of its Affiliates shall have any liability whatsoever to the Buyer arising out of or relating to the failure to obtain any such consent or approval and no representation, warranty or covenant herein shall be breached or deemed breached, no condition shall be deemed not satisfied and no termination right shall be deemed triggered as a result of such failure.
4.9    Insurance. The Seller shall (a) cause to be maintained in full force and effect, and not amend or modify, from the date hereof until the second (2nd) anniversary of the Closing Date, the occurrence-based insurance policies of the Seller or any of its Affiliates (other than the Company) under which the Company or any of its assets is covered or insured with respect to acts, omissions, events or circumstances prior to Closing and (b) cause the claims reporting period under the claims-based errors and omissions insurance policies of Seller or any of its

Affiliates (other than the Company) under which the Company is covered or insured with respect to acts, omissions, events or circumstances prior to Closing to be extended, with respect to the Company and with respect to any such acts, omissions, events or circumstances prior to Closing, for one year following the Closing Date; provided that, at the Buyer’s written request, the Seller shall use reasonable best efforts to cause such reporting period to be extended until the second (2nd) anniversary of the Closing Date; provided, further, that all costs and expenses of extending the reporting period after the first (1st) anniversary of the Closing Date shall be borne fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer. The Buyer acknowledges that all other insurance coverage for the Company and the Business under insurance policies held by the Seller and its Affiliates (other than the Company) shall be terminated as of the Closing Date and, from and after the Closing, the Buyer shall be solely responsible for providing or procuring insurance coverage for the Company effective from and after the Closing. The Buyer acknowledges that, other than as expressly set forth in this Section 4.9, no claims may be brought against any insurance policy of the Seller or its Affiliates by the Buyer or its Affiliates (including the Company) and all insurance policies arranged or maintained by the Seller are only for the benefit of the Seller and not for the benefit of the Buyer or the Company. With respect to acts, omissions, events or circumstances relating to the Company that occurred or existed prior to the Closing that are covered by (i) occurrence-based insurance policies of the Seller or any of its Affiliates (other than the Company) under which the Company is covered or insured prior to Closing or (ii) claims-based errors and omissions insurance policies of Seller or any of its Affiliates (other than the Company) under which the Company is covered or insured with respect to acts, omissions, events or circumstances prior to Closing, following receipt of a written request from the Buyer, the Seller will use reasonable best efforts to make applicable claims in respect of the Company under such occurrence-based policies and pursue recovery subject to the terms and conditions of such occurrence-based or claims-based errors and omissions policies and this Agreement, to the extent such coverage and limits are available; provided that, the Buyer and its Affiliates shall not be permitted to make such written request if, and to the extent that, such claims are covered by insurance policies sponsored by the Buyer or its Affiliates (including, after the Closing, the Company) unless Buyer or its applicable Affiliate has first used reasonable best efforts to recover under such insurance policies and, following the use of such efforts, has failed to recover payment in respect of such claims. The Seller will pay over to the Buyer any proceeds of any insurance recovered pursuant to the foregoing sentence that is actually received by the Seller. In connection with the claims brought under any such policy, (x) the Buyer and its Affiliates, on the one hand, and the Seller and its Affiliates, on the other hand, shall reasonably cooperate and provide to each other any information and assistance that is reasonably requested and reasonably capable of being provided and (y) claims brought under any such policy (and assistance in connection therewith) shall be at the Buyer’s sole cost and expense (including any applicable retentions or deductibles in connection with such claims). As of the second (2nd) anniversary of the Closing Date, the Buyer shall no longer have access to any insurance policies of the Seller and its Affiliates.

4.10    Termination of Agreements
(a)Except for those Contracts set forth on Section 4.10(a) of the Seller Disclosure Schedule or as contemplated by the Transition Services Agreement, the Seller shall, and shall cause its Affiliates to, take such actions as may be necessary to terminate with respect to the Company or, in the case of reinsurance, terminate, commute or recapture (in the Seller’s sole discretion), prior to or concurrently with the Closing, all Intercompany Agreements, including the Intercompany Reinsurance Agreements (the “Terminating Contracts”). Notwithstanding anything to the contrary herein, including Section 4.1, in effectuating this Section 4.10, the Company shall be permitted to make such payments, or transfer such assets in each case, to the extent required pursuant to the terms of such Intercompany Reinsurance Agreements in connection with a termination, commutation or recapture. The Buyer shall, and shall cause the Company to, take any action following the Closing that would be required to give effect to the termination of the Terminating Contracts.
(b)Except as set forth on Section 4.10(b) of the Seller Disclosure Schedule, the Seller shall, and shall cause its Affiliates to, take such action, including making such payments as may be necessary, so that, prior to or concurrently with the Closing, the Company, on the one hand, and the Seller and its Affiliates, on the other hand, shall settle, discharge, offset, pay or repay in full all intercompany loans, notes and advances, regardless of their maturity, and all intercompany receivables and payables for the amount due, including any accrued and unpaid interest to but excluding the date of payment.
(c)Except (i) as contemplated by the Transition Services Agreement or (ii) as expressly required by this Agreement or otherwise agreed by the Seller and the Buyer, as of and following the Closing, the Seller and its Affiliates shall have no further obligation to provide any ancillary or corporate shared services to the Company.
4.11    Use of Certain Marks. Except as otherwise provided in any Ancillary Agreement, or (a) in a manner that would constitute “fair use” under applicable Law if any Person made such use or would otherwise be legally permissible for any Person without the consent of the Seller, (b) for making references in internal historical, corporate, and Tax records and databases or in connection with making factual and accurate references in a non-prominent manner that the Company was formerly affiliated with the Seller, (c) in vestigial references contained in existing computer code that is not displayed to end users and Contracts of the Company entered into prior to the Closing Date and (d) as required by Law for record-keeping purposes, following the Closing, the Buyer shall cause the Company to, as soon as practicable, but in no event later than one hundred and twenty (120) days following the Closing Date, (1) cease to (x) make any use of any names or Trademarks that include (i) the terms “James River” or “JRG”, (ii) any other Trademark used by the Seller or any of its Affiliates (other than the Company), as of the Closing Date, that are set forth in Section 4.11 of the Seller Disclosure Schedule, and (iii) any names or Trademarks related thereto or containing or comprising the foregoing, including any names or Trademarks confusingly similar thereto or dilutive thereof (collectively, the “JRG

Marks”) and (y) hold itself out as having any affiliation with the Seller or any of its Affiliates, and (2) remove, strike over or otherwise obliterate all JRG Marks from all public facing assets and other materials owned by the Company, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems. Any use by the Company of any of the JRG Marks as permitted in this Section 4.11 is subject to the Company’s compliance with the written quality control requirements and guidelines in effect for the JRG Marks as of the Closing Date that are made available to the Buyer prior to the Closing Date.
4.12    Pre-Closing Dividend. The Seller shall use reasonable best efforts (including making any Governmental Filings) to cause the Company to declare and pay, at least three (3) Business Days prior to the Closing Date, a payment (whether as a dividend or return of capital or surplus, in accordance with applicable Law) to the Seller in cash or in specie (or both) (the “Pre-Closing Dividend”) in an amount equal to the Pre-Closing Dividend Amount. The Pre-Closing Dividend shall be paid to the Seller (a) first, by the extinguishment of the Intercompany Receivable, which shall be valued as of the date of extinguishment and (b) second, from unrestricted cash or other unencumbered assets selected by the Seller from Schedule 4.12; provided, that any assets included in the Pre-Closing Dividend that are not the Intercompany Receivable or unrestricted cash shall consist of (i) first, all assets set forth on Schedule 4.12 under the Sector heading of “Preferred” and other assets listed under the Sector heading of “Corporate” with a Ratings Analysis of “BBB” or lower, (ii) second, if the aggregate amount of the assets in clause (i) together with such unrestricted cash and the Intercompany Receivable is less than the Pre-Closing Dividend Amount, then any other assets selected by the Seller from the other assets listed on Schedule 4.12, provided that the value of the assets in clauses (i) and (ii) shall be determined in accordance with NEAM’s current pricing methodology, and (iii) third, any other assets as may be mutually agreed by the Buyer and the Seller prior to effecting the Pre-Closing Dividend (provided that the parties shall cooperate in good faith and act reasonably in agreeing on any such assets contemplated by this clause (iii)).
4.13    Indemnification of Directors and Officers.
(a)The Buyer agrees that all rights to indemnification, advance of expenses, exculpation or other limitations on liability now existing in favor of past directors and officers of the Company as well as directors and officers of the Company as of the Closing Date (collectively, the “D&O Parties”), as provided in the Company’s Organizational Documents in effect as of the date of this Agreement or under applicable Law as of the date hereof with respect to any matters occurring at or prior to the Closing, shall, to the maximum extent permitted by applicable Law, survive the Closing and shall continue in full force and effect, and the Company will perform and discharge its obligations to provide such indemnity and exculpation after the Closing.

(b)At the Closing, the Seller shall cause the Company to purchase and pay in full all premiums relating to an irrevocable “tail” insurance policy covering a six-year period commencing immediately after the Closing Date and on terms and in amounts not less favorable to such individuals than those of such policies in effect on the date of this Agreement naming all D&O Parties who are currently (and any additional persons who at or prior to the Closing become) covered by the directors’ and officers’ liability insurance policy covering the Company as direct beneficiaries covering acts or omissions occurring at or prior to the Closing Date.  The costs of such policy shall be paid 100% by the Seller.  The Buyer shall, and shall cause the Company to, maintain such policy in full force and effect, and continue to honor the obligations thereunder pursuant to the terms thereof; provided, that all claims for indemnification with respect to pre-Closing activities, or advancement of expenses related thereto, by any D&O Party shall be first made, and pursued in good faith, by the D&O Party, under such “tail” insurance policy as the D&O Parties’ initial source of recovery for such claims.
(c)In the event that the Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then in each such case, proper provision shall be made so that the successors and assigns of Buyer and the Company, as the case may be, shall succeed to and be bound by the obligations set forth in this Section.
(d)The D&O Parties entitled to the indemnification, advancement of expenses, liability limitation and exculpation set forth in this Section 4.13 are express third-party beneficiaries of this Section 4.13.
4.14    Ancillary Agreements. From the date hereof until the Closing, the parties shall negotiate in good faith and use reasonable best efforts (in all cases, subject to Section 4.8) to prepare, supplement and finalize (a) the Transition Services Agreement consistent with the substantially final form attached hereto as Exhibit A, (b) the Side Letter consistent with the key terms attached hereto as Schedule 8.1(b)(2), (c) the other Ancillary Agreements (other than the Transition Services Agreement, the Side Letter, the Equity Commitment Letter, the Debt Commitment Letter and the Limited Guaranty) and (d) all other agreements, instruments and documents as are contemplated by this Agreement or the Ancillary Agreements to be executed and delivered by the parties or any of their respective Affiliates at or prior to Closing; provided that, for the avoidance of doubt, the Equity Commitment Letter, the Debt Commitment Letters and the Limited Guaranty shall be delivered concurrently with the execution of this Agreement. Upon the execution and delivery of the Transition Services Agreement, such Transition Services Agreement shall supersede the form attached hereto as Exhibit A and upon the execution and delivery of the Side Letter, such Side Letter shall supersede the key terms set forth in Schedule 8.1(b)(2).

4.15    Further Assurances. The Seller and the Buyer (i) shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing, (iii) without limiting the foregoing, shall use their respective reasonable best efforts to cause all the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to be met as soon as reasonably practicable and (iv) shall cooperate in good faith to facilitate an orderly Closing and transition.
4.16    Representations & Warranties Insurance. In the event that the Buyer or any of its Affiliates elects to obtain a representations and warranties insurance policy in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement (such policy, a “R&W Policy”), (a) all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to such R&W Policy shall be borne solely by the Buyer and its Affiliates, (b) such R&W Policy shall not provide for any “seller retention” (as such phrase is commonly used in the representations and warranties policy industry), (c) such R&W Policy shall expressly waive any claims of subrogation against the Seller and any of its Affiliates or Representatives other than for fraud, (d) the Buyer shall ensure that the Seller shall be an express third-party beneficiary of the provisions and limitations described in the foregoing clause (c) and (e) such R&W Policy shall not permit any amendment thereto or modification thereof with respect to the foregoing limitations without the prior written consent of the Seller.
4.17    Privilege Preservation. Any privilege attaching as a result of Debevoise & Plimpton LLP representing the Seller and its Affiliates (including the Company) in connection with the transactions contemplated by this Agreement shall survive the Closing and shall remain in effect; provided that such privilege from and after the Closing shall be assigned to and controlled by the Seller. In furtherance of the foregoing, each of the parties hereto agrees to take the steps necessary to ensure that any such privilege attaching in connection with the transactions contemplated by this Agreement shall survive the Closing, remain in effect and be assigned to and controlled by the Seller. As to any privileged attorney client communications between any lawyer, on the one hand, and Seller and its Affiliates (including the Company), on the other hand, prior to the Closing (collectively, the “Privileged Communications”), the Buyer and its Affiliates (including, after the Closing, the Company), together with any of their respective successors or assigns, agree that no such party may use or rely on any of the Privileged Communications to the extent it is, and remains, Privileged Communications in any Action against or involving the Seller and its Affiliates after the Closing.

4.18    Letters of Credit. The parties hereby acknowledge and agree that, with respect to each letter of credit (the “LOC(s)”) issued pursuant to a credit facility or similar agreement to which Seller or any of its Affiliates (including the Company) is a party prior the date hereof or incurred, entered into, issued by, or caused to be issued, from or after the date hereof, in each case, in the ordinary course of business of the Company of writing reinsurance or otherwise in support of the Company’s business, operations or assets (the “Company Letters of Credit”), (a) to the extent any such Company Letter of Credit terminates or expires in accordance with its terms prior to the Closing, the Seller shall use reasonable best efforts to cause any replacement or renewal of such terminated or expired Company Letter of Credit to be issued (i) pursuant to the Comerica Facility or (ii) with the Buyer’s consent, in the name of, or pursuant to a credit facility in the name of, the Company only, and not any of Seller or its Affiliates (other than the Company) (any such letter of credit described in (i) or (ii), a “Replacement Letter of Credit”), (b) the Buyer and the Seller shall cooperate in good faith and use their respective reasonable best efforts to replace all other Company Letters of Credit issued pursuant to all Seller Facilities with Replacement Letters of Credit. The Seller and the Buyer hereby acknowledge and agree that “reasonable best efforts” under this Section 4.18 shall not require or be construed to require the Seller or its Affiliates (including the Company) to enter into any new credit facility with effect prior to the Closing. To the extent any Company Letters of Credit issued pursuant to the Seller Facilities are still issued and outstanding at the Closing (such Company Letters of Credit, the “Seller Retained Letters of Credit”), the Company shall, upon the Closing, provide, or cause to be provided, collateral to the applicable issuing bank in the form of cash or letters of credit for the benefit of such issuing bank in the amount required by such issuing bank, which amount shall not exceed 105% of the undrawn amount of the Seller Retained Letters of Credit. From the date hereof until the Closing, the Buyer, the Seller and the Company shall cooperate in good faith and use their respective reasonable best efforts to amend the Comerica Facility to increase the size thereof on terms reasonably acceptable to the Buyer and the Seller. From and after the Closing until there are no Seller Retained Letters of Credit outstanding, Seller shall (x) use reasonable best efforts to cause any draws on any Seller Retained Letters of Credit to be reimbursed via a draw upon the letter of credit or other collateral posted by the Company to such issuing bank; provided, that if such collateral is insufficient then the Company shall immediately reimburse the Seller for any reimbursements made by the Seller with respect to the Seller Retained Letters of Credit in accordance with the Seller Facilities and (y) (i) use reasonable best efforts to cause the release of such collateral posted by the Company when permitted pursuant to the terms of the Seller Facilities, (ii) use reasonable best efforts to cause any such released collateral to be transferred to the Company by the issuing bank with respect to such Seller Facilities and (iii) not amend any Seller Facility in a manner that would adversely affect any Seller Retained Letters of Credit.

4.19    Transferred Contracts and Commingled Contracts; Other Transferred Assets.
(a)From the date of this Agreement until the Closing, the Seller shall, and shall cause its Affiliates to, (a) use its and their reasonable best efforts (consistent with Section 4.8) to assign to the Company in full, and cause the Company to assume in full, the Transferred Contracts with effect prior to or concurrently with the Closing, and (b) cooperate with the Buyer to the extent reasonably requested by the Buyer and use its reasonable best efforts (consistent with Section 4.8) to enter into a new agreement with the counterparty to any Commingled Contract with respect to Business Interests addressed by such Commingled Contract; provided that notwithstanding anything contained in this Agreement to the contrary, the Seller and its Affiliates shall not be required to pay, directly or indirectly, any fee, expense or other amount in connection with the foregoing efforts. To the extent that the Seller is unable, or in its reasonable discretion deems it impractical, or the other counterparties are unwilling, to separate and enter into new agreements with the counterparties to any such Commingled Contract prior to the Closing, at the Closing, the Seller (or its applicable Affiliate) will partially assign the benefits and obligations under the applicable Commingled Contract solely as they relate to the operation or conduct of the Business (such benefits and obligations, the “Business Interests”), to the Buyer in the manner agreed to by the parties (but only if such Business Interests in such Commingled Contract is not prohibited from being assigned); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, the Seller and its Affiliates shall not be required to pay, directly or indirectly, any fee, expense or other amount in connection therewith. In the event that any full assignment of a Transferred Contract or any partial assignment of a Commingled Contract is not permitted by the terms of the applicable Transferred Contract or Commingled Contract, as applicable, or consented to by the applicable counterparty (if required) prior to the Closing, the Seller and the Buyer shall use and cause their respective Affiliates to use reasonable best efforts to secure a reasonable and lawful alternative arrangement reasonably satisfactory to both parties designed to provide the Buyer with the benefits and obligations associated with such Transferred Contract or Commingled Contract, as applicable, such that the Company would be placed in a substantially similar position as though such Transferred Contract had been assigned in full at the Closing or such Commingled Contract had been partially assigned at the Closing, which alternative arrangements may include (subject to the agreement of the parties), (a) amending the Transferred Contracts or Commingled Contracts, as applicable, including so that the amended Commingled Contracts exclude the Business Interests and (b) facilitating the entry into a new agreement between the Buyer or the Company and the applicable counterparties with the goal of enabling the Buyer or the Company to obtain the benefits and obligations of such Transferred Contract or Commingled Contract with respect to the Business Interests, as applicable; provided, that, notwithstanding anything contained in this Agreement to the contrary, the Seller and its Affiliates shall not be required to pay, directly or indirectly, any fee, expense or other amount in connection with the foregoing; provided, further, that the Seller shall obtain the Buyer’s written consent (such consent not to be unreasonably withheld, conditioned or delayed) prior to agreeing to any waiver, amendment, modification or termination under any such Commingled Contract if such waiver, amendment, modification or termination would have the effect of adversely impacting the rights or interests of, or increasing the costs to the Buyer, the Company or the applicable Affiliate of the Buyer or the Company under, such Commingled

Contract. The obligations of the Seller and the Buyer to use reasonable best efforts to secure alternative arrangements shall survive for the shorter of twelve (12) months post-Closing and the duration of the remaining term of the applicable Transferred Contract or Commingled Contract, as applicable.
(b)The Buyer shall have the right to purchase, for total consideration of $40,000 (as reflected in the Accounting Principles), all of the assets set forth on Section 4.19(b) of the Seller Disclosure Schedule (collectively, the “Transferred Assets”) by delivering to the Seller, no later than the date ten (10) Business Days prior to the Closing Date, written notice of its election to exercise such right. Upon receipt of any such written notice, the Seller and the Buyer shall execute one or more mutually acceptable agreements (any such agreement, a “Transferred Assets Agreement”) pursuant to which the Seller shall, or shall cause any applicable Affiliate of Seller to, assign, transfer and deliver to the Company, the Buyer or an Affiliate of Buyer (as shall be mutually agreed between the parties hereto), and the Company, the Buyer or an Affiliate of Buyer (as the case may be) shall assume, acquire and accept from the Seller or such Affiliate of Seller, all of the Seller’s and its Affiliates’ right, title and interest in and to the Transferred Assets, free and clear of any Encumbrances other than Permitted Encumbrances, in each case, with effect prior to or concurrently with the Closing. Prior to the Closing Date, Seller and its Affiliates shall provide the Buyer and its Affiliates, consistent with Section 4.5(a), reasonable access during normal business hours, and upon reasonable prior notice, to the Transferred Assets.
4.20    Release.
(a)Effective as of the Closing, the Seller, for itself and on behalf of its Affiliates (other than the Company) and its and their respective successors and assigns (each, a “Seller Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any Seller Releasor has, may have or might have or may assert now or in the future, against any of the Company or any of its successors, assigns, officers, directors, partners (in each case, other than the Buyer and its Affiliates (excluding the Company)) or employees (in each case in their capacity as such) (each, a “Company Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken prior to the Closing; provided that, nothing in this Section 4.20(a) shall release, discharge, limit, restrict, waive, relinquish or otherwise affect the rights, remedies or obligations of any party to the extent arising under or recoverable (i) pursuant to any Intercompany Agreement that survives the Closing pursuant to Section 4.10(a) (solely to the extent arising in relation to the period following the Closing), (ii) under this Agreement, any Ancillary Agreement or the R&W Policy or (iii) from fraud in connection with the transactions contemplated hereby or by any Ancillary Agreement. The Seller shall, and shall cause each Seller Releasor to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or causing to be commenced, any legal proceeding or Action of any kind against any Company Releasee based upon any matter released pursuant to this Section 4.20(a).
(b)Effective as of the Closing, the Buyer, for itself and on behalf of the Company and its and their successors and assigns (each, a “Buyer Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any Buyer Releasor has, may have or might have or may assert now or in the future, against any of the Seller, its Affiliates (other than the Company) or any of its or their respective successors, assigns, officers, directors, partners or employees (in each case in their capacity as such) (each, a “Seller Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken prior to the Closing, to the extent related to the Seller’s ownership of equity in the Company or operation of the Business; provided that, nothing in this Section 4.20(b) shall release, discharge, limit, restrict, waive, relinquish or otherwise affect the rights, remedies or obligations of any party to the extent arising under or recoverable (i) pursuant to any Intercompany Agreement that survives the Closing pursuant to Section 4.10(a) (solely to the extent arising in relation to the period following the Closing), (ii) under this Agreement or any Ancillary Agreement or the R&W Policy or (iii) from fraud in connection with the transactions contemplated hereby or by an Ancillary Agreement. The Buyer shall, and shall cause each Buyer Releasor to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or causing to be commenced, any legal proceeding or Action of any kind against any Seller Releasee based upon any matter released pursuant to this Section 4.20(b).
4.21    Equity Financing.
(a)The Buyer acknowledges that it shall be fully responsible for obtaining the Equity Financing and shall take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper or advisable to obtain the Equity Financing, including (i) maintaining in effect the Equity Commitment Letter, (ii) using reasonable best efforts to ensure the accuracy of all representations and warranties of the Buyer, if any, set forth in the Equity Commitment Letter, (iii) complying with all covenants and agreements of the Buyer set forth in the Equity Commitment Letter, (iv) satisfying on a timely basis all conditions applicable to the Buyer set forth in the Equity Commitment Letter and (v) consummating the Equity Financing contemplated by the Equity Commitment Letter (subject to the conditions set forth therein) at or prior to the Closing.

(b)The Buyer shall not amend, alter, or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Commitment Letter without the prior written consent of the Seller. The Buyer agrees to notify the Seller promptly, and in any event within one (1) Business Day, if at any time prior to the Closing Date (i) the Equity Commitment Letter expires or is terminated for any reason (or if any Person attempts or purports to terminate the Equity Commitment Letter, whether or not such attempted or purported termination is valid) or (ii) Sponsor refuses to provide the fully Equity Financing on the terms set forth in the Equity Commitment Letter.
4.22    Financing Cooperation.
(a)The Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Debt Financing on the terms and conditions described in the Debt Commitment Letters (including any market flex provisions in the Fee Letter), including using reasonable best efforts to take, or causing to be taken, all actions necessary to (i) comply with its obligations under the Debt Commitment Letters, (ii) maintain in full force and effect the Debt Commitment Letters until the funding of the Debt Financing at the Closing, (iii) satisfy (or obtain the waiver of) all conditions set forth in the Debt Commitment Letters within its control in a timely manner, (iv) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letters (including any market flex provisions in the Fee Letter), (v) enforce (including through litigation) its rights under the Debt Commitment Letters and (vi) in the event that the conditions set forth in the Debt Commitment Letters are satisfied and the Buyer is required to consummate the Closing pursuant hereto, to cause the Debt Financial Sources to fund the commitments under the Debt Commitment Letters.
(b)If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters, the Buyer shall use its reasonable best efforts to arrange alternative financing in an amount sufficient to fund the transactions contemplated hereby on terms and conditions not materially less favorable, in the aggregate, to the Buyer than the terms and conditions under the Debt Commitment Letters as of the date hereof (the “Alternate Financing”), and to obtain, and, if obtained, to provide the Seller with a copy of, a new financing commitment (the “New Financing Commitment”). In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any available portion of the prior Debt Financing and the Alternate Financing, and the term “Debt Commitment Letters” as used in this Agreement shall be deemed to include any commitment letters and fee letters entered into with respect to any Alternate Financing. Except with respect to any redactions consistent with redactions permitted in Section 3.10, Buyer shall promptly deliver to the Seller’s true and complete copies of any commitment letters and fee letters, or any definitive agreements, entered into with respect to any Alternate Financing at or prior to the Closing.

(c)The Buyer shall keep the Seller and the Company informed with respect to the status of the Debt Financing contemplated by the Debt Commitment Letters and shall give the Seller and the Company prompt notice of any material change with respect to such Debt Financing (or Alternate Financing). Without limiting the foregoing, the Buyer agrees to notify the Seller promptly, and in any event within two (2) Business Days, if at any time (i) the Debt Commitment Letters shall expire or be terminated for any reason or the Buyer obtains Knowledge of any breach by any party of any Debt Commitment Letter to the extent it would impair or materially delay the Closing or result in insufficient financing to consummate the transactions contemplated by this Agreement, (ii) any financing source that is a party to the Debt Commitment Letters notifies the Buyer that such source no longer intends to provide its commitment of the Debt Financing to the Buyer on the terms set forth therein, or (iii) for any reason the Buyer no longer believes in good faith that it will be able to obtain all or any portion of the Debt Financing. Notwithstanding the foregoing, the Buyer shall not be required to disclose any information that is subject to the attorney client or work-product privilege or the disclosure of which would result in the breach of the Buyer’s confidentiality provisions set forth in the Debt Commitment Letters. The Buyer shall not, and shall cause its Affiliates not to, (i) without the prior written consent of the Seller, take or fail to take any action or (ii) other than with respect to any transactions by Buyer or any of its Affiliates currently in process and described to Seller prior to the date hereof or otherwise made in the ordinary course of business, enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing that would reasonably be expected to impair, delay or prevent the consummation of the Debt Financing contemplated by the Debt Commitment Letters.
(d)The Buyer shall not amend, waive, modify or otherwise alter, or agree in writing to amend, waive, modify or alter, the Debt Commitment Letters without the prior written consent of the Seller to the extent that such amendment or alteration would (x) reduce the aggregate amount to be funded under the Debt Financing on the Closing Date below an amount sufficient to fund the transactions contemplated hereby or (y) impose new or additional conditions or otherwise expand, amend or modify the conditions precedent to funding of the Debt Financing at the Closing in a manner which could reasonably be expected to prevent or delay or impair the ability of the Buyer to consummate the transactions contemplated by this Agreement at the Closing. Without limiting the foregoing, the Buyer may amend, supplement, modify or replace the Debt Commitment Letters as in effect as of the date of this Agreement to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement.
(e)Prior to the Closing, the Seller shall, and shall cause the Company and its and their respective officers, employees and advisors to provide the Buyer such cooperation and documents as may be reasonably requested by the Buyer from time to time to assist the Buyer in consummating the Debt Financing, including by:

(i)furnishing the Buyer within a reasonable timeframe the Required Financial Information and, to the extent customary and reasonable and not unreasonably interfering with the conduct of the Seller’s business or the Business, other financial and other pertinent information regarding the Company Securities, the Business, and the assets and operations of the Business;
(ii)participating in a reasonable number of management and other meetings, conference calls, presentations, and sessions with rating agencies and sessions with Debt Financing Sources or prospective lenders on reasonable advance notice and during normal business hours and cooperating in marketing efforts, including providing customary authorization letters or management representation letters (including customary 10b-5 letters) with respect to the financial statements and financial information of the Company to the Debt Financing Sources as contemplated by the Debt Commitment Letter;
(iii)furnishing the Buyer no later than three (3) Business Days prior to the Closing with all documentation and other information reasonably requested by the Buyer in writing at least ten (10) Business Days prior to the Closing Date which are required by any applicable Governmental Entity with respect to the Debt Financing under applicable “know your customer” and Anti-Money Laundering Laws, including the PATRIOT Act;
(iv)assisting in the delivery and execution of definitive financing documentation (including customary officer’s certificates and corporate resolutions, as applicable) and, if requested by the Buyer, facilitating the execution and delivery at the Closing of such documentation (provided that all such authorization, execution and delivery shall be deemed to become effective only if and when the Closing occurs); provided that, except as set forth in clause (vi) below, none of Seller and its Affiliates shall be required to execute any credit or security documentation or any other definitive agreement or provide any indemnity, certificate or legal opinion that becomes effective prior to the Closing;
(v)providing (A) materials, data and other information reasonably necessary to prepare mortgages covering the Company Securities, (B) title information for the assets underlying the Business that is available to the Seller and (C) information necessary to complete customary environmental reviews and questionnaires required by the Buyer’s financing sources; and
(vi)assisting and facilitating the pledging of security interests in the Company Securities (including by reasonably cooperating to permit the Buyer’s financing sources to evaluate the Company Securities) and the Company’s assets and the release and termination of any existing liens in or security interests on the Company Securities, and, to the extent required by the Debt Commitment Letters, Company assets, in each case, with effect as of or following the Closing;

provided that, no such cooperation of the Seller or the Company shall be required to the extent it would (A) unreasonably disrupt the conduct of Seller’s or its Affiliates’ business or the Business, (B)  be reasonably expected to cause any director, officer or employee of Seller or any of its Affiliates to incur any personal liability, (C) require Seller to waive or amend any terms of this Agreement, (D) cause any default or misrepresentation under this Agreement, (E) violate any applicable Law, contractual obligation or Organizational Documents of Seller or the Company or (F) require Seller to provide any information if Seller determines, in its reasonable judgment, that doing so would violate any applicable Law, Order or a Contract or obligation of confidentiality owing to a non-affiliated Person or jeopardize the protection of an attorney-client privilege; and provided, further, that until the Closing occurs, the Company shall (x) not have any liability or any obligation under any agreement or document related to the Debt Financing and (y) not be required to incur any liability in connection with the Debt Financing unless promptly reimbursed or satisfactorily indemnified by the Buyer. The Seller, including on behalf of the Company, hereby consents to the customary use of the logos of the Company in connection with any Debt Financing.
(f)The Seller shall, and shall cause the Company to, use reasonable best efforts to promptly supplement any information provided pursuant to this Section 4.22 to the extent that any such information, to the Knowledge of the Seller and Company, when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading.
(g)The Buyer shall indemnify and hold harmless the Seller and its Affiliates from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with its performance of its obligations under this Section 4.22 or in connection with the Debt Financing, in each case other than to the extent any of the foregoing arises from the bad faith, gross negligence or wilful misconduct of, or breach of this Section 4.22 by, the Seller or its Affiliates. Notwithstanding anything herein to the contrary, (i) the condition set forth in Section 6.1(c)(i), as it applies in respect of the Seller’s obligations under this Section 4.22, shall be deemed satisfied unless Seller has knowingly and wilfully breached its obligations under this Section 4.22 and which such breach directly resulted in the Buyer not being able to obtain the Debt Financing.
4.23    Ceding Companies. Between the date hereof and the Closing, (a) the Seller and the Buyer shall discuss in good faith the Buyer’s plans with respect to the Business following the Closing and prepare a mutually agreeable communications plan for pre-Closing communications and outreach to the ceding companies set forth on Schedule 4.23 and (b) in furtherance of any such communications plan agreed between the parties, the Seller shall use its reasonable best efforts to arrange and facilitate meetings during normal business hours among Representatives of the Company, the Buyer and the ceding companies set forth on Schedule 4.23 for the purposes of discussing the Company’s transition from the Seller’s ownership to the Buyer’s ownership and the relationship between the Company and any such ceding company following the Closing; provided, that such discussions and efforts contemplated by this Section 4.23 shall not unreasonably interfere with the normal operations of the Buyer, the Seller or the Company. For the avoidance of doubt, prior to the Closing, the Buyer and its Affiliates shall not contact or communicate with any ceding company of the Company concerning the Company, the Business or any Reinsurance Agreement without the prior written consent of the Seller (such consent to not be unreasonably withheld; provided that, for the avoidance of doubt, in determining whether to provide consent, the Seller may consider the frequency of such requests in respect of a single ceding company, the relationship with the applicable ceding company, the agreed communications plan and the anticipated impact on the Seller’s or the Company’s normal operations, among other factors).
4.24    Non-Solicitation. For a period commencing on the Closing Date and ending on the two (2) year anniversary of the Closing Date, the Seller shall not, nor shall the Seller permit any of its Affiliates to, without the prior written consent of the Buyer, directly or indirectly, solicit or hire any employee of the Company (a “Covered Person”) or encourage any Covered Person to leave the employment of the Company or its Affiliates or hire any Covered Person who has left such employment; provided, that the foregoing shall not restrict the Seller or any of its Affiliates from soliciting or hiring any Covered Person (a) who responds to a general solicitation which is not directed specifically at any Covered Person or (b) who was terminated or otherwise discharged by the Company or its Affiliates at least ninety (90) days prior to such first solicitation or employment.
4.25    Bank Accounts. At least two (2) Business Days prior to the Closing Date, the Seller shall deliver to the Buyer a complete list of (i) the names and locations of all banks in which the Company has depository bank accounts, safe deposit boxes or trusts, the account numbers of such accounts and the names of persons authorized to draw thereon or otherwise having access thereto and (ii) any Person holding a power of attorney to act on behalf of the Company.
ARTICLE V
TAX MATTERS
5.1    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (including any real property transfer tax and any similar Tax) shall be paid fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer when due, and the Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, the Seller will join in the execution of any such Tax Returns and other documentation.
5.2    Tax Cooperation. The parties hereto shall provide the other with such information and records and make its knowledgeable employees available as may reasonably be requested by such other party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to the Company, in each case, in respect of any Pre-Closing Tax Period or Straddle Period.

5.3    Straddle Period Allocation. When required for purposes of this Agreement, Taxes for any Straddle Period shall be allocated as follows: (i) in the case of Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding or real property, ad valorem Taxes and other periodic Taxes, the portion of such Taxes allocated to the period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Tax period, multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period; and (ii) in the case of any other Tax, the portion of such Taxes allocated to the period ending on the Closing Date shall be determined on the basis of an interim closing of the books as of the end of the Closing Date; provided, however, that all exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation or amortization, shall be apportioned on a daily basis.
ARTICLE VI
CONDITIONS TO CLOSING
6.1    Conditions Precedent to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated hereby are subject to the fulfillment, at or prior to the Closing, of each of the following conditions (which may be waived by the Buyer in its sole discretion in whole or in part):
(a)Governmental Approvals. All of the applicable Required Filings shall have been made and the Governmental Approvals set forth on Section 6.1(a) of the Seller Disclosure Schedule (the “Applicable Governmental Approvals”) shall have been obtained (or any waiting period shall have expired or shall have been terminated) and shall remain in full force and effect.
(b)Restraints. There shall be no Law or effective injunction, writ, preliminary restraining order or any Order or other Action by any Governmental Entity that prohibits, enjoins, restrains or makes unlawful the consummation of the transactions contemplated by this Agreement.
(c)Representations, Warranties and Covenants.
(i)The Seller shall have performed in all material respects its obligations, covenants and agreements under this Agreement required to be performed by it at or prior to the Closing;
(ii)(A) Seller Fundamental Representations and Section 2.15(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct at and as of such date) and (B) the other representations and warranties of the Seller contained in Article II of this Agreement shall be true and correct (without giving effect to any limitations as to

“materiality” or “Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct at and as of such date), except with respect to this clause (B), where the failure of such representations and warranties to be so true and correct has not had or would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and
(iii)the Buyer shall have received a certificate signed by a duly authorized officer of the Seller, dated as of the Closing Date, to the effect that the foregoing conditions in this clause (c) have been satisfied.
(d)Side Letter. The Seller shall have delivered to the Buyer a signature page to the Side Letter, duly executed on behalf of itself or its applicable Affiliate party thereto.
(e)In the event the consent of the third party obtained as of the date of this Agreement and identified on Schedule 6.1(d) is no longer in effect pursuant to its terms as of the Closing, then, the third-party consent identified on Schedule 6.1(d) of the Seller Disclosure Schedule shall have been received by the Company (and the Company shall have provided a copy thereof to the Buyer) as of the Closing, which shall be in full force and effect and in form and substance reasonably satisfactory to the Buyer.
6.2    Conditions Precedent to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated hereby is subject to the fulfillment, at or prior to the Closing, of each of the following conditions (which may be waived by the Seller in its sole discretion in whole or in part):
(a)Governmental Approvals. All Applicable Governmental Approvals shall have been obtained (or any waiting period shall have expired or shall have been terminated) and shall remain in full force and effect.
(b)Restraints. There shall be no Law or effective injunction, writ, preliminary restraining order or any Order or other Action by any Governmental Entity that prohibits, enjoins, restrains or makes unlawful the consummation of the transactions contemplated by this Agreement.
(c)Representations, Warranties and Covenants.
(i)The Buyer shall have performed in all material respects its obligations, covenants and agreements under this Agreement required to be performed by it at or prior to the Closing;

(ii)(A) Buyer Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct at and as of such date) and (B) the other representations and warranties of the Buyer contained in Article III of this Agreement shall be true and correct (without giving effect to any limitations as to “materiality” or “Buyer Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct at and as of such date), except with respect to this clause (B), where the failure of such representations and warranties to be so true and correct has not had or would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect; and
(iii)the Seller shall have received a certificate signed by a duly authorized officer of the Buyer, dated as of the Closing Date, to the effect that the foregoing conditions in this clause (c) have been satisfied.
(d)Side Letter. The Buyer shall have delivered to the Seller a signature page to the Side Letter, duly executed on behalf of itself or its applicable Affiliate party thereto.
ARTICLE VII
TERMINATION
7.1    Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:
(a)Mutual Consent. By mutual written agreement of the Seller and the Buyer;
(b)Outside Date. At the election of the Seller or the Buyer if the Closing shall not have occurred on or prior to the first Business Day of the month following the date on which the six (6)-month anniversary of this Agreement occurs (the “Outside Date”) (or such later date as the Seller and the Buyer may agree); provided that, if the sole reason that the Closing has not occurred by the Outside Date is that one or more of the Applicable Governmental Approvals required pursuant to Sections 6.1(a) and 6.2(a) have not been obtained on or prior to such date, such date shall be extended for an additional two (2) months (such extended Outside Date shall be the “Outside Date” for all purposes under this Agreement); provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to take any action required to fulfill any of such party’s obligations under this Agreement has caused or resulted in the failure of the Closing to occur prior to such date;
(c)Injunction. By either the Buyer or the Seller in the event of the issuance of a final, non-appealable injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction, that prohibits the consummation of the transactions contemplated by this Agreement;

(d)Breach by the Seller. At the election of the Buyer, in the event of a breach by the Seller of any of its covenants, representations or warranties contained herein that would result in the conditions to Closing set forth in Section 6.1(c) not being satisfied, and such breach is either not capable of being cured prior to the Outside Date or, if curable, the Seller shall have failed to cure such breach within sixty (60) days after receipt of written notice thereof from the Buyer requesting such breach to be cured;
(e)Breach by the Buyer. At the election of the Seller, in the event of a breach by the Buyer of any of its covenants, representations or warranties contained herein that would result in the conditions to Closing set forth in Section 6.2(c) not being satisfied, and such breach is either not capable of being cured prior to the Outside Date or, if curable, the Buyer shall have failed to cure such breach within sixty (60) days after receipt of written notice thereof from the Seller requesting such breach to be cured; or
(f)Failure to Close by the Buyer. By the Seller if: (i) all of the conditions to Closing set forth in Section 6.1 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied assuming a Closing would occur) (it being agreed that any conditions that are not so satisfied due to a breach solely by Buyer of any representation, warranty or covenant contained in this Agreement shall be deemed satisfied for purposes of this clause (f)), (ii) the Seller stood ready, willing and able to consummate the Closing on that date and has irrevocably confirmed to the Buyer in writing that all of the conditions to the Seller’s obligation to consummate the Closing have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have waived assuming a Closing would occur) (it being agreed that any conditions that are not so satisfied due to a breach solely by Buyer of any representation, warranty or covenant contained in this Agreement shall be deemed satisfied for purposes of this clause (f)) and (iii) solely as a result of a Financing Failure, the Buyer fails to complete the Closing within three (3) Business Days after the delivery of the confirmation by the Seller required by clause (ii) above.
Any termination pursuant to this Section 7.1 shall be effected by a written instrument signed by the terminating party or parties, which instrument shall specify the Section pursuant to which this Agreement is being terminated. This Agreement shall terminate forthwith upon receipt of such notice, and all further obligations of the parties hereunder shall be abandoned, without further action by the Buyer or the Seller.
7.2    Effect of Termination. In the event that this Agreement is validly terminated as provided in Section 7.1, this Agreement shall become void and of no effect without liability of any party (or any of its directors, officers, employees, shareholders, Affiliates, agents, successors or assigns) to any other party except as provided in this Section 7.2; provided that nothing in this Section 7.2 shall relieve any party of any liability under Section 7.3 (if applicable) or for fraud or intentional breach of any agreement hereunder. The Limited Guaranty and the provisions of this Section 7.2 and Sections 4.3 (Publicity), 4.4 (Confidentiality), 7.3 (Reverse Termination Fee), if applicable, 8.2 (Survival), 8.3 (Expenses), 8.5 (Dispute Resolution), 8.6 (Entire Agreement; Amendments and Waivers), 8.7 (Governing Law), 8.8 (Table of Contents and Headings), 8.9

(Notices), 8.10 (Severability), 8.11 (Binding Effect; Assignment), 8.12 (Incorporation of Exhibits and Annexes), 8.15 (Construction), 8.16 (Counterparts) and 8.17 (No Third-Party Beneficiaries), together with any relevant rules of construction set forth and terms defined in Section 8.1, shall survive any such termination and shall be enforceable hereunder.
7.3    Reverse Termination Fee.
(a)In the event that this Agreement is validly terminated pursuant to Section 7.1(f), the Buyer shall pay to the Seller an amount in cash by wire transfer of immediately available funds equal to $9,660,000 (together with any interest owed thereon pursuant to this Section 7.3(a), the “Reverse Termination Fee”) to the account designated in writing by the Seller, which shall be paid within three (3) Business Days of the Buyer’s receipt of the notice of such termination. Each of the parties hereto acknowledges and agrees that (i) the agreements contained in this Section 7.3 are an integral part of this Agreement and without these agreements, the parties would not enter into this Agreement, and (ii) in light of the difficulty of accurately determining actual damages in connection with a Financing Failure, upon any termination of this Agreement pursuant to Section 7.1(f), the Reverse Termination Fee constitutes a reasonable estimate of the losses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty). If the Buyer fails to promptly pay the Reverse Termination Fee when due, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the Interest Rate as of the third Business Day after Buyer’s receipt of the notice of termination. If, in order to obtain such payment, the Seller commences a suit that results in judgment for such party for such amount, the Buyer shall pay the Seller its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit.
(b)In the event that the Buyer shall be obligated to pay the Reverse Termination Fee, and without limiting the terms set forth in the last sentence of this Section 7.3(b), the actual receipt by the Seller of the Reverse Termination Fee shall be deemed to be liquidated damages and the sole and exclusive remedy of the Seller and any other Person against the Buyer, the Debt Financing Sources and Buyer’s former, current or future equityholders, controlling persons, directors, officers, employees, general or limited partners, managers, management companies, members, Affiliates, assignees, Representatives or agents (each, a “Buyer Related Party,” and collectively, the “Buyer Related Parties”), and no Buyer Related Party shall have any other liability or obligation, for any or all losses or damages, whether at law or in equity, suffered or incurred by the Seller or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (including the Debt Financing) (and the abandonment thereof) or any matter forming the basis for such termination (in each case, provided that such circumstances do not involve fraud of the Buyer).  Without limiting (x) the foregoing, (y) the rights of the Seller in respect of specific performance pursuant to Section 8.4 or (z) any rights under the Confidentiality Agreement, the parties acknowledge and agree that in the event that this Agreement is validly terminated pursuant to Section 7.1(f), and the Reverse Termination Fee is paid within the three (3) Business Day period specified in Section 7.3(a), then, the maximum aggregate liability of the Buyer and any other Buyer Related Party under this Agreement or relating to the transactions contemplated by this Agreement shall be limited to an amount equal to the amount of the Reverse Termination Fee, and in no event shall the Seller or any other Person seek to recover any money damages in excess of such amount. The parties hereto acknowledge and agree that in no event shall the Buyer be required to pay the Reverse Termination Fee on more than one occasion at the same or at different times and upon the occurrence of different events.  For the avoidance of doubt, if the Buyer does not become obligated to pay the Reverse Termination Fee or the Buyer does become obligated to pay the Reverse Termination Fee but such Reverse Termination Fee is not paid within the three (3) Business Day period specified in Section 7.3(a), the Seller shall retain all of its rights pursuant to this Agreement (including, prior to the termination of this Agreement, pursuant to Section 8.4) and pursuant to applicable Law.  So long as this Agreement shall not have been terminated, the Seller shall be entitled to pursue a grant of specific performance under Section 8.4 pursuant to the terms hereof, but under no circumstances shall the Seller be permitted or entitled to receive both a grant of specific performance under Section 8.4 and the Reverse Termination Fee.
ARTICLE VIII
MISCELLANEOUS
8.1    Certain Definitions.
(a)Interpretation of this Agreement shall be governed by the following rules of construction: (i) all references herein to Articles, Sections, Annexes and Exhibits shall be deemed references to Articles, Sections and Annexes of, and Exhibits to, this Agreement unless the context shall otherwise require, (ii) whenever the words “include”, “includes” and “including” are not followed by the phrase “without limitation” or “but not limited to”, such phrase shall be deemed to follow those words unless otherwise specified, (iii) the definitions given for terms in this Section 8.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined, (iv) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (v) the word “or” shall not be exclusive, (vi) references to “$” shall mean U.S. dollars, (vii) references to a “day” or “days” shall mean a calendar day or days unless Business Days are expressly specified, (viii) the words “herein”, “hereof”, “hereunder” or “hereby” and similar terms are deemed to refer to this Agreement as a whole and not to a specific Section, (ix) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (x) if a word or phrase is defined, the other grammatical forms of such word or phrase shall have a corresponding meaning, (xi) references to any statute, listing rule, rule, standard, regulation or other law include a reference to (A) the corresponding rules and regulations, and (B) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time, (xii) references to any Contract includes a reference to such Contract as amended, modified, supplemented or restated from time to time, (xiii) references from and through any date shall mean, unless otherwise specified, from and including or through and including, respectively, (xiv)

references to “made available” (or words of similar import) in respect of information made available (or words of similar import) by the Seller means any information made available to the Buyer or any of its Representatives in the Data Room no later than one (1) Business Days prior to the date of this Agreement, and (xv) references to “ordinary course of business” with respect to a Person means the ordinary course of business of such Person consistent with past practice.
(b)For purposes of this Agreement, the following terms shall have the meanings specified in this Section 8.1:
“Accounting Principles” means the principles, practices and methodologies set forth in Schedule 8.1(b)(1).
“Action” means any action, claim, complaint, investigation, petition, suit, litigation, arbitration or other proceeding, whether civil or criminal, at law or in equity, in each case, by or before any Governmental Entity.
“Additional Consideration” has the meaning set forth in Section 1.7.
“Adjusted Net Worth” means, as of any date of determination, an amount equal to the result of (a) the total assets of the Company, minus (b) the total liabilities of the Company, in each case as determined in accordance with GAAP as modified by the Accounting Principles (and, for the avoidance of doubt, in the event of any conflict between GAAP and the Accounting Principles, the Accounting Principles shall prevail).
“Affiliate” means, with respect to any Person at any given time, any other Person that at such time directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person.
“Agreement” has the meaning set forth in the Preamble.
“Alternate Financing” has the meaning set forth in Section 4.22(b).
“Ancillary Agreements” means the Transition Services Agreement, the Side Letter, the Equity Commitment Letter, the Debt Commitment Letters, the Limited Guaranty, subject to obtaining any required third-party consents in accordance with Section 4.8, any Transferred Contracts Assignment Agreement, to the extent the Buyer exercises its rights pursuant to Section 4.19(b) and any Transferred Assets Agreement; provided, however, that the Transition Services Agreement, the Equity Commitment Letter, the Debt Commitment Letter and the Limited Guaranty shall not be an Ancillary Agreement solely for purposes of applying the provisions in Article VIII to the extent, and only to the extent, that any such document expressly conflicts with Article VIII.
“Annual Statutory Financial Statements” has the meaning set forth in Section 2.6.

“Anti-Bribery Laws” means any Laws with respect to the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to improperly influence the actions of any Governmental Entity or any employee or Representative thereof, including the U.S. Foreign Corrupt Practices Act of 1977.
“Anti-Money Laundering Laws” means applicable Laws regarding anti-money laundering or terrorism financing that apply to the Company or the Business from time to time.
“Applicable Governmental Approvals” has the meaning set forth in Section 6.1(a).
“Assumed Reinsurance Agreement” has the meaning set forth in Section 2.17(a).
“Base Purchase Price” has the meaning set forth in Section 1.2.
“Benefit Plan” means any employee benefit plan, scheme, program, policy, arrangement and contract (including any retirement, medical, dental, health, life insurance, disability, bonus, deferred compensation, stock bonus, stock purchase, restricted stock or stock option plan, or other equity-based arrangement, and any employment, termination, retention, bonus, change in control or severance plan, program, policy, arrangement or contract) that is or was maintained, sponsored or contributed to by the Seller, the Company or any of their respective Subsidiaries.
“Bermuda Accounting Practices” means GAAP, as modified by the statutory accounting principles and practices prescribed or permitted by the BMA with respect to the Company, as in effect at the relevant time.
“BMA” means the Bermuda Monetary Authority or any Governmental Entity that is a successor thereto.
“Business” means the business and operations of the Company.
“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks in Hamilton, Bermuda or New York City, New York, United States are required or authorized by Law to remain closed.
“Business Interests” has the meaning set forth in Section 4.19.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Disclosure Schedule” means the Buyer Disclosure Schedule delivered to the Seller by the Buyer pursuant to this Agreement.
“Buyer Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Corporate Status), Section 3.2 (Authorization of Transaction by the Buyer), Section 3.3(b) (No Conflicts or Violations), Section 3.6 (Solvency), Section 3.7 (Brokers, Finders, etc.), the first sentence of Section 3.9 (Funding) and Section 3.10 (Commitment Letters).

“Buyer Material Adverse Effect” means a material impairment or material delay of the ability of the Buyer or any of its Affiliates to perform their respective material obligations under this Agreement taken as a whole, including consummation of the transactions contemplated hereby.
“Buyer Related Party” has the meaning set forth in Section 7.3(b).
“Buyer Releasor” has the meaning set forth in Section 4.20(b).
“Closing” has the meaning set forth in Section 1.5.
“Closing Date” has the meaning set forth in Section 1.5.
“Closing Date Balance Sheet” has the meaning set forth in Section 1.4(a).
“Closing Purchase Price” has the meaning set forth in Section 1.2.
“Closing Statement” has the meaning set forth in Section 1.4(a).
“Code” means the U.S. Internal Revenue Code of 1986.
“Comerica Facility” means the letter of credit facility between Comerica Bank and the Company.
“Commingled Contract” means certain Contracts between the Seller or any of its Affiliates (other than the Company), on the one hand, and one or more third parties, on the other hand, that (a) relate to the Business and (b) relate to one or more other businesses (other than the Business) of the Seller or any of its Affiliates (other than the Company), including the Contracts set forth on Section 4.19(a) of the Seller Disclosure Schedule; provided that Commingled Contracts shall not include any LOCs, Company Letters of Credit or Contracts evidencing Indebtedness (including the Seller Facilities), or, for the avoidance of doubt, any Transferred Contracts.
“Company” has the meaning set forth in the Recitals.
“Company Data” means all data contained in the Company IT Systems or the databases owned or licensed by the Company and all other data used by, or necessary to, the Business.
“Company Intellectual Property” has the meaning set forth in Section 2.10(c).
“Company IT Systems” means all information technology and computer systems (including Software, information technology and telecommunication hardware and other equipment) owned, leased or licensed by the Company or relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data or information used in the Business.
“Company Letters of Credit” has the meaning set forth in Section 4.18.

“Company Plan” means each Benefit Plan that is maintained, sponsored or contributed to by the Company or its Subsidiaries for the benefit of any current or former employee of the Company.
“Company Releasee” has the meaning set forth in Section 4.20.
“Company Securities” has the meaning set forth in Section 2.5(a).
“Confidentiality Agreement” has the meaning set forth in Section 4.4(a).
“Continuation Period” has the meaning set forth in Section 4.2(a).
“Contract” means any written contract, agreement, instrument, undertaking, indenture, commitment, loan, license, settlement, consent, note or other legally binding obligation.
“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or credit arrangement, as trustee or executor, or otherwise.
“Copyrights” means all United States and foreign copyrights, and rights in copyrightable works and works of authorship (including copyrights in Software and databases), including all registrations and applications to register the same and all renewals, extensions and reversions thereof.
“Covered Person” has the meaning set forth in Section 4.24.
“D&O Parties” has the meaning set forth in Section 4.13(a).
“Data Room” means one of (i) the electronic data site titled “Project Jaguar” established by the Seller and maintained by Intralinks or (ii) the folder titled “Contract Documents” on the electronic file share site established by the Seller or its Affiliates with Sharefile.
“Debt Commitment Letter” has the meaning set forth in Section 3.10(c).
“Debt Financing Sources” means the Persons that have committed to provide or arrange or otherwise enter into agreements in connection with the Debt Financing or Alternate Financing in connection with the transactions contemplated hereby, and any commitment letters, engagement letters, joinder agreements or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents, partners (general or limited), trustees, controlling parties, advisors, members, managers, accountants, consultants, financing sources and representatives and, in each case, their respective successors and assigns (but in all cases, excluding the Buyer and its Affiliates).
“Debt Financing” has the meaning set forth in Section 3.10(c)

“Employee List” has the meaning set forth in Section 2.202.20(c).
“Encumbrance” means any mortgage, pledge, deed of trust, hypothecation, security interest, encumbrance, lien or charge of any kind.
“Enforceability Exceptions” has the meaning set forth in Section 2.2.
“Equity Commitment Letter” has the meaning set forth in the Recitals.
“Equity Financing” has the meaning set forth in Section 3.10(a).
“Estimated Closing Adjusted Net Worth” has the meaning set forth in Section 1.3.
“Estimated Closing Statement” has the meaning set forth in Section 1.3.
“Fee Letter” has the meaning set forth in Section 3.10(c)
“FET” has the meaning set forth in Section 2.7(a).
“Final Closing Adjusted Net Worth” has the meaning set forth in Section 1.4(d).
“Final Closing Date Balance Sheet” has the meaning set forth in Section 1.4(d).
“Final Closing Statement” has the meaning set forth in Section 1.4(d).
“Financial Statements” has the meaning set forth in Section 2.6.
“Financing Failure” means the failure of the Buyer to obtain the Debt Financing on the terms provided for in the Debt Commitment Letters or Alternate Financing that is sufficient to finance the consummation by the Buyer of the transactions contemplated by this Agreement.
“Funds Termination Date” has the meaning set forth in Section 1.7.
“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect at the relevant time.
“GAAP Financial Statements” has the meaning set forth in Section 2.6.
“Governmental Approvals” means any consent, approval, license, permit, order, qualification, authorization of, or registration, waiver or other action by a Governmental Entity.
“Governmental Entity” means any domestic or foreign federal, state or local or supra-national governmental, legislative, judicial, administrative or regulatory authority, arbitrator, instrumentality, agency, commission, body, court or entity, including the BMA.
“Governmental Filings” has the meaning set forth in Section 2.4.
“Guarantor” has the meaning set forth in the recitals.

“Indebtedness” means, as to any Person, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including prepayment penalties, premiums, costs, breakage or other amounts payable upon the discharge of) (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all obligations of such Person with respect to leases required to be capitalized under GAAP, (iv) all obligations of such Person with respect to the deferred purchase price of assets, services or securities (other than ordinary course trade accounts payable), including earn-out payments, and (v) accrued Taxes payable and (vii) any guarantees of any of the foregoing of any other Person.
“Independent Accounting Firm” means a nationally-recognized independent public accounting firm jointly selected by the Seller and the Buyer in writing that is not the auditor or independent accounting firm of either of the parties or their respective Affiliates (including, in the case of the Buyer, the Sponsor) and is otherwise independent and impartial; provided that, if the Seller and the Buyer cannot agree on such firm, each shall (a) select one national recognized independent public accounting firm (which may be the applicable party’s existing accounting firm) and (b) cause such firm to select, jointly with the firm selected by such other party, a third nationally-recognized independent accounting firm, which shall be the “Independent Accounting Firm” for all purposes of this Agreement.
“Insurance Act” has the meaning set forth in the Recitals.
“Insurance Policies” has the meaning set forth in Section 2.11.
“Intellectual Property” means all intellectual property rights throughout the world, including all Trademarks, Patents, Copyrights and Trade Secrets.
“Intercompany Agreements” has the meaning set forth in Section 2.18.
“Intercompany Receivable” means that certain intercompany receivable owed by the Seller to the Company and reflected in the Financial Statements.
“Intercompany Reinsurance Agreements” has the meaning set forth in Section 2.18.
“Interest Rate” means a per annum rate of interest equal to the “prime rate,” as published in the “Money Rates” column of The Wall Street Journal.
“JRG Marks” has the meaning set forth in Section 4.11.
“Knowledge” means (i) in the case of the Seller, the actual knowledge of any Person listed in Section 8.1(b)(i) of the Seller Disclosure Schedule, after reasonable inquiry and assuming such knowledge as the individual would have as a result of the reasonable performance of his or her duties in the ordinary course, or (ii) in the case of the Buyer, the actual knowledge of any Person listed in Section 8.1(b)(i) of the Buyer Disclosure Schedule, after reasonable inquiry and assuming such knowledge as the individual would have as a result of the reasonable performance of his or her duties in the ordinary course.

“Law” means any United States or non-United States national, provincial, regional, local or foreign law, statute or ordinance, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.
“Lender Protective Provisions” means Sections 7.3, 8.4, 8.5, 8.6, 8.7, 8.11, 8.17 and 8.18.
“Limited Guaranty” has the meaning set forth in the recitals.
“LOC(s)” has the meaning set forth in Section 4.18.
“Material Adverse Effect” means any fact, occurrence, event, change, or effect (a) that materially impedes or materially delays the ability of the Seller or any of its Affiliates to perform their respective material obligations under this Agreement and the Ancillary Agreements, taken as a whole, including consummation of the transactions contemplated hereby or thereby or (b) that has a material adverse effect on the assets, liabilities, financial condition, business or results of operations of the Company, taken as a whole; provided that none of the following shall constitute, or be deemed to contribute to, a Material Adverse Effect, nor shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur: any adverse fact, circumstance, event, change or effect arising out of, resulting from or attributable to (i) (A) the United States, Bermuda or global economy generally or capital, banking, currency or financial markets generally, including changes in or effects of interest or exchange rates or changes in equity markets and corresponding changes in the value of the Company’s investment assets, (B) political or regulatory conditions generally of the United States, Bermuda or any other country or jurisdiction in which the Company or the Business operates, (C) any hurricane, flood, tornado, earthquake, other natural disaster or other force majeure event, or (D) changes that are the result of factors generally affecting participants in any jurisdiction or geographic area in any segment of the industries or markets in which the Company operates, (ii) the negotiation, execution or announcement of, the consummation of the transactions contemplated by, compliance with the terms of, or the taking of any action required by, this Agreement, or the identity of or facts related to the Buyer, including any actions by customers, reinsurers, ceding companies, insurance producers, suppliers or personnel, (iii) any changes or prospective changes in applicable Law, GAAP or Bermuda Accounting Practices, or the enforcement or interpretation of any of the foregoing, (iv) actions taken or not taken with the Buyer’s written consent or not taken because the Buyer withheld, delayed or conditioned its consent, (v) the effect of any action taken by the Buyer or any of its Affiliates, (vi) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions, (vii) any epidemics, pandemics or similar events, (viii) any failure by the Company to meet any forecasts, estimates or representations of future revenues, or other financial performance (but not the facts underlying or contributing to any such failure), (ix) any change or development (or threatened change or development) in the credit, financial strength or other ratings of Seller and its Affiliates (but not the facts underlying or contributing to such change) or (x) any adverse reserve development related to reinsurance agreements in force as of the date hereof, except, in the case of the foregoing clauses (i)(A), (i)(B), (i)(C), (i)(D), (iii), (vi) and (vii), to the extent such effect or change is disproportionately adverse with respect to the Company or the Business as compared to other Persons engaged in the industries (and, in the case of clauses (i)(C) and (i)(D), the jurisdictions) in which the Company conducts the Business.
“Material Contracts” has the meaning set forth in Section 2.9(a).
“Material Reinsurance Agreement(s)” has the meaning set forth in Section 2.17(c).
“New Benefit Plans” has the meaning set forth in Section 4.2(b).
“New Financing Commitment” has the meaning set forth in Section 4.22(b).
“Notice of Disagreement” has the meaning set forth in Section 1.4(b).
“Off-the-Shelf Software” means licenses for Software that is licensed under “shrink-wrap,” “click-through,” or other standard contracts or agreements and is licensed to the Company having a replacement cost and annual license fee of less than $50,000 per year.
“Old Benefit Plans” has the meaning set forth in Section 4.2(b).
“Order” means any order, award, decree, writ, decision, injunction, judgment, ruling, verdict, stipulation or settlement entered, issued, made or rendered by or with any Governmental Entity or arbitrator (in each case whether temporary, preliminary or permanent).
“Organizational Documents” means (a) as to the Company or the Buyer, its bye-laws and Memorandum of Association, and (b) as to any other Person, its certificate or articles of incorporation, charter, by-laws, certificate or articles of formation, regulations, operating agreement, certificate of limited liability partnership, certificate of registration, limited liability company agreement, partnership agreement and all other similar documents, instruments, or certificates executed, adopted or filed in connection with the registration, creation, formation or organization of such Person, including, in each case, any amendments thereto.
“Outside Date” has the meaning set forth in Section 7.1(b).
“Patent” means all patents, patent applications, and all reissues, divisional, renewals, extensions, provisionals, continuations and continuations-in-part thereof.
“Permits” means licenses, permits, orders, approvals, registrations, authorizations and qualifications with Governmental Entities.
“Permitted Encumbrances” means (i) Encumbrances reserved against in the Financial Statements, to the extent so reserved, (ii) Encumbrances for Taxes not yet due and payable or due and payable but not delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP or Bermuda Accounting Practices (as applicable), (iii) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’

compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations, (iv) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business and for amounts that are not delinquent or are being contested in good faith and that would not individually or in the aggregate be materially adverse to the Business, (v) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Entity, (vi) statutory Encumbrances in favor of lessors arising in connection with the property described in Section 2.10(b) as leased to the Company, (vii) Encumbrances consented to or requested in writing by Buyer, (viii) restrictions on transfer generally arising under the United States federal securities laws, (ix) Encumbrances related to deposits with insurance regulators, (x) Encumbrances created in the ordinary course of business in connection with investment transactions undertaken consistent with the investment policies, including broker liens, securities lending transactions and repurchase agreements and (xi) Encumbrances identified on Section 8.1(a) of the Seller Disclosure Schedule.
“Person” means any individual, partnership, association, trust, limited liability company, corporation or other organization or entity, or a state and the government of such state and any political subdivision, entity, agency or instrumentality thereof.
“Post-Closing LOC Payments” has the meaning set forth in Section 4.18.
“Pre-Closing Dividend” has the meaning set forth in Section 4.12.
“Pre-Closing Dividend Amount” means $139,000,000.
“Pre-Closing Events” has the meaning set forth in the Accounting Principles.
“Pre-Closing Tax Period” means any Tax Period that ends on or before the Closing Date.
“Privacy Requirements” means any and all Laws, industry requirements, and Contracts relating to the protection or processing of Company Data that are applicable to the Company, including: Health Insurance Portability and Accountability Act; the Children’s Online Privacy Protection Act 15 U.S.C. § 6501, et seq.; the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq.; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; Colorado Privacy Act; Virginia Consumer Data Protection Act; Connecticut Data Privacy and Online Monitoring Act; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; the New York Department of Financial Services Cybersecurity Regulation, 23 N.Y.C.R.R. § 500, et seq.; the South Carolina Privacy of Consumer Financial and Health Information Regulation, South Carolina Code § 69-58, et seq.; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. § 17.00, et seq.; Nev. Rev. Stat. 603A, et seq.; Cal. Civ. Code § 1798.82, et seq.; N.Y. Gen. Bus. Law § 899-aa, et seq.; N.Y. Gen. Bus. Law § 899-bb, et seq.; 11 N.Y.C.R.R. § 420, et seq.; 11 N.Y.C.R.R. § 421, et seq.; the Illinois Biometric Information Privacy Act, 740 I.L.C.S. § 14, et seq.; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC); the General Data Protection Regulation (2016/679); the Personal Information Protection Act 2016 of

Bermuda; the Electronic Transaction Act 1999 of Bermuda; U.S. state and federal Laws that prohibit unfair or deceptive acts and practices, such as the Federal Trade Commission Act, 15 U.S.C. § 45, et seq.; and all other Laws and binding regulations relating to data protection, information security, cybercrime, Security Incident notification, and privacy matters (including online privacy) in any applicable jurisdictions, including the Payment Card Industry Data Security Standard.
“Privileged Communications” has the meaning set forth in Section 4.17.
“Producer” means an insurance or reinsurance producer, agency, managing general agent, third-party administrator, broker, securities broker or dealer, solicitor, adjuster, marketer, underwriter, wholesaler or distributor acting on behalf of the Company prior to the Closing.
“Purchase Price” has the meaning set forth in Section 1.2.
“Quarterly Statutory Financial Statements” has the meaning set forth in Section 2.6.
“R&W Policy” has the meaning set forth in Section 4.16.
“Registered Intellectual Property” has the meaning set forth in Section 2.10(c)(i).
“Reinsurance Agreement” has the meaning set forth in Section 2.17(b).
“Representatives” means, as to any Person, its accountants, investment bankers, auditors, lenders, counsel, consultants (including environmental and industry consultants), shareholders, officers, directors, employees, agents and other advisors and representatives.
“Required Filings” has the meaning set forth in Section 4.6(a).
“Required Financial Information” means the Financial Statements necessary to satisfy the conditions set forth in paragraph 6 of Exhibit C of the Debt Commitment Letter as in effect as of the date hereof.
“Resolution Period” has the meaning set forth in Section 1.4(c).
“Reverse Termination Fee” has the meaning set forth in Section 7.3(a).
“Review Period” has the meaning set forth in Section 1.4(b).
“Security Incident” means any unauthorized processing of Company Data, any unauthorized access or disruption to the Company’s IT Systems, or any incident that may require notification to any Person, Governmental Entity, or any other entity under Privacy Requirements.
“Seller” has the meaning set forth in the Preamble.
“Seller Disclosure Schedule” means the Seller Disclosure Schedule delivered to the Buyer by the Seller pursuant to this Agreement.

“Seller Facility” means (i) the Credit Agreement, dated August 2, 2017, by and among the Seller, the Company and BMO Harris Bank N.A. and (ii) the Third Amended and Restated Credit Agreement, dated July 7, 2023, by and among the Seller, the Company, KeyBank National Association, Truist Securities Inc. and Truist Bank.
“Seller Fundamental Representations” means Section 2.1 (Corporate Status), Section 2.2 (Authorization), Section 2.3(b) (No Conflicts), the first three sentences of Section 2.5(a) (Capital Structure), Section 2.5(b) (Subsidiaries), Section 2.10(a) (Title to Assets) and Section 2.22 (Brokers, Finders, etc.).
“Seller Plan” means each Benefit Plan that is maintained, sponsored or contributed to by the Seller or its Subsidiaries (other than the Company or its Subsidiaries) for the benefit of any current or former employee of the Company.
“Seller Releasee” has the meaning set forth in Section 4.20(b).
“Seller Releasor” has the meaning set forth in Section 4.20(a).
“Seller Retained Letters of Credit” has the meaning set forth in Section 4.18.
“Shares” has the meaning set forth in the Recitals.
“Side Letter” means a side letter to be negotiated by the parties in good faith prior to Closing setting forth certain rights of Fleming Holdings LLC or its affiliates with respect to certain reinsurance transactions involving Falls Lake National Insurance Company or its Subsidiaries, in a form mutually acceptable to the parties hereto and consistent with (and, to the extent applicable, including) the key terms set forth on Schedule 8.1(b)(2) hereto.
“Software” means computer software programs and software systems, whether in source code, object code, human readable or other form, including all algorithms, databases, compilations, components, tool sets, compilers and applications, and all documentation and materials, including user manuals and training materials, related to any of the foregoing.
“Solvent” has the meaning set forth in Section 3.6.
“Specified Event” has the meaning set forth in Schedule 8.1(b)(3).
“Sponsor” means ACP Investment Fund III, L.P., a Cayman Islands exempt limited partnership.
“Statutory Financial Statements” has the meaning set forth in Section 2.6.
“Straddle Period” means any Tax period that begins on or before, but ends after, the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing more than fifty percent (50%) of such securities or ownership interests are at the time directly or indirectly owned by such Person.
“Target Adjusted Net Worth” means $205,100,000.
“Tax” means any United States or non-United States federal, state, local, municipal, other government or subdivision or agency thereof or foreign income, corporation, alternative, minimum, accumulated earnings, personal holding company, advance corporation, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, retaliatory, customs duties, environmental, real property, personal property, ad valorem, occupancy, license, franchise, escheat or unclaimed property or other governmental, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).
“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Terminating Contracts” has the meaning set forth in Section 4.10(a).
“Trade Secrets” means all U.S. and foreign confidential information, ideas, trade secrets, know-how, concepts, methods, processes, formulae, models, reports, data, customer lists, mailing lists, business plans, inventions or other proprietary information that provides the owner with a competitive advantage or otherwise derives value from not being known to other Persons.
“Trademarks” means all state, U.S. and foreign trademarks, service marks, trade names, logos, slogans, trade dress, Internet domain names, social media handles and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, and all registrations and applications relating to the foregoing and all renewals and extensions thereof.
“Transferred Assets” has the meaning set forth in Section 4.19(b).
“Transferred Assets Agreement” has the meaning set forth in Section 4.19(b).
“Transferred Company Employees” has the meaning set forth in Section 4.2(a).
“Transferred Contracts” has the meaning set forth on Section 8.1(b)(ii) of the Seller Disclosure Schedule.

“Transferred Contracts Assignment Agreement” means any and all assignment agreements to be negotiated by the parties in good faith, pursuant to which, subject to Section 4.8 and Section 4.19(a), the Seller will assign, and the Company will assume, prior to or concurrently with the Closing, all of the benefits and burdens of the Transferred Contracts.
“Transition Services Agreement” means the Transition Services Agreement to be entered into by and between the Seller and the Buyer at the Closing, substantially in the form of Exhibit A hereto.
“Unpaid Loss and LAE Report” has the meaning set forth in Section 2.23.
8.2    Survival. Except for (a) this Article VIII, (b) those covenants or agreements that by their nature are required to be performed at or prior to the Closing, which shall survive the Closing and terminate on the date that is the three (3)-month anniversary of the Closing Date and (c) those covenants or agreements contained herein that by their terms apply to or are to be performed in whole or in part after the Closing (which shall survive until fully performed), the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire and be terminated and extinguished at the Closing and shall not survive the Closing, and no party shall have any liability or indemnity or other obligation in connection with any such representation, warranty, covenant or agreement following the Closing.
8.3    Expenses. Except as otherwise expressly provided in this Agreement, each of the Seller, on the one hand, and the Buyer, on the other hand, shall bear its own expenses incurred in connection with the negotiation and execution of, and the consummation of the transactions contemplated by, this Agreement and the Ancillary Agreements, whether or not such transactions contemplated by the Closing shall be consummated.
8.4    Specific Performance. Subject to the agreement of the parties in Section 7.3 regarding the limited circumstances in which the Reverse Termination Fee shall constitute liquidated damages, each of the parties acknowledges and agrees that the breach of this Agreement may cause irreparable damage to the other party and that such other party will not have an adequate remedy at law. Therefore, without the necessity of posting bond or other undertaking, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and the obligations of the parties hereunder, including the Seller’s obligation to sell the Shares to the Buyer (or one or more of its designees), and the Buyer’s obligations to consummate the transactions contemplated by this Agreement and to pay the Purchase Price and the Additional Consideration or, if applicable, the Buyer’s obligations to pay the Reverse Termination Fee. In addition, prior to the Closing, the parties may bring any Action to enforce specifically the terms and provisions of this Agreement and the obligations of the parties hereunder (including the Seller’s obligation to sell the Shares to the Buyer, and the Buyer’s obligations to consummate the transactions contemplated by this Agreement and to pay the Purchase Price and the Additional Consideration or, if applicable, the Buyer’s obligations to pay the Reverse Termination Fee) in, and the parties hereby irrevocably and unconditionally submit to the non-exclusive jurisdiction of, the United States District Court for the Southern District of New York or any New York state court sitting in New York County. The rights and remedies provided under this Section 8.4 shall be cumulative and not exclusive of the rights or remedies of the parties under Section 8.5. In the event that any action or proceeding is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law.
8.5    Dispute Resolution.
(a)Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York County, for purposes of all Actions arising out of or relating to this Agreement, or the transactions contemplated by this Agreement, or for recognition and enforcement of any judgment in respect thereof. In any such Action, each party hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Actions brought in such court and any claim that any such Action brought in such a court has been brought in an inconvenient forum. Each party also agrees that any final and unappealable judgment against a party in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. Each party agrees that any process or other paper to be served in connection with any Action under this Agreement shall, if delivered, sent or mailed in accordance with Section 8.9, constitute good, proper and sufficient service thereof.
(b)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

8.6    Entire Agreement; Amendments and Waivers.
(a)This Agreement (including the Buyer Disclosure Schedule, the Seller Disclosure Schedule and any exhibits, schedules or annexes to this Agreement), the Confidentiality Agreement (to the extent not in conflict with this Agreement) and the Ancillary Agreements (when executed and delivered) represent the entire understanding and agreement among the parties with respect to the subject matter of this Agreement and supersede all other agreements and undertakings both written and oral, between or on behalf of the Seller and/or its Affiliates, on the one hand, and the Buyer and/or its Affiliates, on the other hand, with respect to the subject matter of this Agreement.
(b)No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by each party hereto.
(c)Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized Representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.
(d)Notwithstanding anything in this Agreement to the contrary, none of the definition of Debt Financing Source, the Lender Protective Provisions or any other provision of this Agreement that, if amended, would impact any of the Lender Protective Provisions, may be amended in any manner that is adverse in any respect to the interests of the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter (such consent not to be unreasonably withheld, conditioned or delayed).
8.7    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the Laws of another jurisdiction.
8.8    Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.
8.9    Notices. Any notice, request, waiver, consent or communication under this Agreement shall be effective only if it is in writing and (a) personally delivered, (b) sent by certified or registered mail, return receipt request, postage prepaid, (c) sent by a nationally recognized overnight delivery service, with delivery confirmed or (d) sent by electronic mail, addressed as follows (or such other persons or addresses as shall be furnished in writing by any party to each of the other parties):

If to the Seller, to:
James River Group Holdings, Ltd.
Wellesley House, 2nd Floor
90 Pitts Bay Road
Pembroke HM08, Bermuda
Attention: Jeanette Miller, Chief Legal Officer
Email: jeanette.miller@james-river-group.com
with a copy (which copy shall not constitute notice) to:
Debevoise & Plimpton LLP
66 Hudson Boulevard
New York, New York 10001
United States
Attention: Alexander Cochran
Email: arcochran@debevoise.com
If to the Buyer, to:
Fleming Intermediate Holdings LLC
Crawford House
23 Church Street, 1st Floor
Hamilton HM 11
Bermuda
Attention: Daniel Linden
Email: dlinden@flemingih.com
with a copy (which copy shall not constitute notice) to:
Keith J. Wagner
General Counsel
Fleming Holdings LLC
23 Church Street, 1st Floor
Hamilton HM 11
Bermuda
Email: kjwagner@flemingih.com
and
Sidley Austin LLP
2021 McKinney Ave.
Suite 2000
Dallas, TX 75201
Attention: Tony Ribaudo, Aaron Rigby and Ryan Scofield
Email: aribaudo@sidley.com; arigby@sidley.com; rscofield@sidley.com

A notice shall be deemed to have been given as of the date when (a) personally delivered, (b) five (5) calendar days after the date when deposited with the United States mail properly addressed, return receipt requested, (c) when receipt of a notice sent by an overnight delivery service is confirmed by such overnight delivery service or (d) on actual receipt of an electronic mail.
8.10    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement and the Ancillary Agreements are not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement and the Ancillary Agreements be consummated as originally contemplated to the greatest extent possible.
8.11    Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights, interests or obligations hereunder may be made by the Seller or the Buyer (by operation of law or otherwise) without the prior express written consent of the Buyer (in the case of the Seller) or Seller (in the case of the Buyer), and any attempted assignment without the required consents shall be void; provided, however, that following the Closing, the Buyer may, upon written notice to but without the consent of Seller, assign any of its rights or delegate any of its duties under this Agreement to any of its Affiliates controlled by Buyer; provided, that, such assignment shall not relieve or release the Buyer from any of its obligations under this Agreement.
8.12    Incorporation of Exhibits and Annexes. The Exhibits and Annexes identified in this Agreement are incorporated herein by reference and hereby made a part hereof.
8.13    Seller Disclosure Schedule. Any disclosure set forth in the Seller Disclosure Schedule with respect to any Section of this Agreement shall be deemed to be disclosed for purposes of other Sections of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure. Matters reflected in any Section of the Seller Disclosure Schedule are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in the Seller Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

8.14    Reserves. Notwithstanding anything to the contrary contained herein, none of the Seller nor any of its Affiliates makes any representation or warranty with respect to, and nothing contained in this Agreement or any other agreement, document or instrument delivered in connection with the transactions contemplated hereby is intended or shall be construed to be a representation or warranty (express or implied) of the Seller or any of its Affiliates, for any purpose of this Agreement or any other agreement, document or instrument delivered in connection with the transactions contemplated hereby, with respect to: (a) the adequacy or sufficiency of any of the reserves with respect to the Business, (b) the future profitability of the Business or (c) the effect of the adequacy or sufficiency of such reserves on any “line item” or asset, liability or equity amount. Furthermore, the Buyer acknowledges and agrees that no fact, condition, development or issue relating to the adequacy of insurance or reinsurance loss related reserves or accruals may be used, directly or indirectly, to demonstrate or support the breach of any representation, warranty, covenant or agreement contained in this Agreement or any other agreement, document or instrument delivered in connection with the transactions contemplated hereby.
8.15    Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
8.16    Counterparts. This Agreement may be executed in two (2) or more counterparts (any of which may be delivered by electronic transmission), and by the different parties to this Agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by means of electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.
8.17    No Third-Party Beneficiaries. Except as provided in Section 4.13 (with respect to the D&O Parties), Section 4.20 (with respect to Company Releasees and Seller Releasees), and the Lender Protective Provisions (in each case with respect to the Debt Financing Sources), this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.18    Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each party, on behalf of itself and each of its Affiliates hereby: (a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letters or any of the transactions contemplated hereby or thereby shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court, (b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (c) agrees not to bring or support or permit any of its Affiliates to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Financing Commitment Letters or any of the transactions contemplated hereby or thereby in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon such party in any such proceeding or proceeding shall be effective if notice is given in accordance with Section 8.9, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court, (f) agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law, (g) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any proceeding brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Financing Commitment Letters or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (h) agrees that none of the Debt Financing Sources will have any liability to any of the Seller, the Company or any of its Affiliates or Representatives, or any of their respective current, former or future officers, directors, employees, agents, Representatives, stockholders, limited partners, managers, members or partners relating to or arising out of this Agreement, the Debt Financing or the Debt Financing Commitment Letters or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether at law or in equity, whether in contract or in tort or otherwise, and (i) agrees that the Debt Financing Sources are express third party beneficiaries of the Lender Protective Provisions and may enforce such Lender Protective Provisions. The Seller and the Company (each on behalf of itself and any of its Affiliates and its and their Representatives) hereby waives any rights or claims against any Debt Financing Source or any Affiliate thereof, in connection with this Agreement, the Debt Financing, the Debt Commitment Letters or in respect of any other document or theory of law or equity (whether in tort, contract or otherwise) or in respect of any oral or written representations made or alleged to be made, in each case, in connection herewith or therewith, and the Seller and the Company (each on behalf of itself and any of its Affiliates and its and their Representatives) agrees not to commence any action or proceeding against any Debt Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letters or in respectof any other document or theory of law or equity in connection herewith or therewith and agrees to cause any such action or proceeding asserted by the Seller or the Company (each on behalf of itself and any of its Affiliates and its and their

Representatives) in connection with this Agreement, any Debt Financing or in respect of any other document or theory of law or equity in connection herewith or therewith against any Debt Financing Source to be dismissed or otherwise terminated. For clarity, this Section 8.18 shall not limit any liability of (or claims against) the Buyer or any of its Affiliates or any of their respective Representatives under this Agreement, the Debt Commitment Letter or any Ancillary Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

Seller:

JAMES RIVER GROUP HOLDINGS, LTD.

By: /s/ Frank N. D'Orazio
Name: Frank N. D'Orazio
Title: Chief Executive Officer
[Signature Page to Purchase Agreement]

Buyer:

FLEMING INTERMEDIATE HOLDINGS LLC

By: /s/ Eric Haller
Name: Eric Haller
Title: Authorized Person

[Signature Page to Purchase Agreement]

Schedules, Annexes and Exhibits
Buyer Disclosure Schedule
Seller Disclosure Schedule
Schedule 1.3(a) Form of Estimated Closing Statement
Schedule 1.6(a)(iii) Resigning Directors and Officers
Schedule 4.12 Pre-Closing Dividend (In Specie)
Schedule 4.23 Select Ceding Companies
Schedule 8.1(b)(1) Accounting Principles
Schedule 8.1(b)(2) Key Terms to Side Letter
Schedule 8.1(b)(3) Specified Event

Exhibit A Form of Transition Services Agreement